                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement            [_] Confidential, For Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                NET2PHONE, INC.
              --------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

              --------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  1) Amount previously paid:

  2) Form, Schedule or Registration Statement no.:

  3) Filing Party:

  4) Date Filed:

                              [LOGO OF NET2PHONE]

                                      November 14, 2000

    Dear Stockholder:

       It is my pleasure to invite you to Net2Phone, Inc.'s 2000
    Annual Meeting of Stockholders. The meeting will be held at our new headquarters located at 520 Broad Street, Newark, New Jersey on Friday, December 8, 2000.

       The formal notice of the meeting follows on the next page.
    Enclosed with this proxy statement are your proxy card and our 2000 Annual Report to Stockholders.

       Your vote is important. To make it easier for you to vote your shares, you have the choice of voting over the Internet, by telephone or by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail. If you attend the meeting and prefer to vote in person, you may do so.

       On behalf of the Board of Directors and management of Net2Phone, I would like to thank you for your continuing support and we look forward to seeing you on December 8. Refreshments will be served after the meeting.

                                      Sincerely,

                                      /s/ Clifford M. Sobel

                                      Clifford M. Sobel
                                      Chairman of the Board

                   520 Broad Street, Newark, New Jersey 07102

                              [LOGO OF NET2PHONE]

                                 NOTICE OF THE
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

To Our Stockholders:

   The Annual Meeting of Stockholders of Net2Phone, Inc. will be held at our headquarters located at 520 Broad Street, Newark, New Jersey 07102, on Friday, December 8, 2000, beginning at 9:00 a.m. local time. At the meeting, stockholders will act on the following matters:

  . Election of three Class I directors for a term of three years;

  . Approve an amendment to the Net2Phone, Inc. 1999 Amended and Restated
    Stock Option and Incentive Plan to increase the number of shares authorized for issuance under the plan by 2,000,000 shares;

  . Ratification of appointment of Ernst & Young LLP as our independent accountants; and

  . Any other matters that properly come before the meeting.

   Only stockholders of record at the close of business on November 1, 2000 are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof. We have enclosed a copy of our 2000 Annual Report to Stockholders, which includes certified financial statements, a proxy solicited by our Board of Directors and our Proxy Statement.


 Your vote is important. Whether you plan to attend the meeting or not, you may vote your shares (1) via a toll-free telephone number, (2) via the Internet or (3) you may sign, date and mail the enclosed proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. If you attend the meeting and prefer to vote in person, you may do so.


                                          By Order of the Board of Directors,

                                          /s/ Glenn J. Williams

                                          Glenn J. Williams
                                          Secretary and General Counsel

November 14, 2000
Newark, New Jersey

                               TABLE OF CONTENTS


ABOUT THE MEETING.........................................................    1
What is the purpose of the annual meeting?................................    1
What are the voting recommendations of the Board of Directors?............    1
Who is entitled to vote at the meeting?...................................    1
Who can attend the meeting?...............................................    2
What constitutes a quorum?................................................    2
How do I vote?............................................................    2
What if I vote and then change my mind?...................................    2
What vote is required to approve each item?...............................    3
How are we soliciting this proxy?.........................................    3

BOARD OF DIRECTORS........................................................    3

APPROVE AN AMENDMENT TO THE NET2PHONE, INC. 1999 AMENDED AND RESTATED
 STOCK OPTION AND INCENTIVE PLAN..........................................    9

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS....................   13

EXECUTIVE COMPENSATION....................................................   14
Summary Compensation Table................................................   14
Option Grants During Fiscal 2000..........................................   15
Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option
 Values...................................................................   15
Employment, Severance and Change of Control Agreements....................   15
Report of the Compensation Committee on Executive Compensation............   17

STOCK PRICE PERFORMANCE GRAPH.............................................   20

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF OUR PRINCIPAL STOCKHOLDERS,
 DIRECTORS AND MANAGEMENT.................................................   21

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...................   25

CERTAIN TRANSACTIONS AND RELATIONSHIPS....................................   25

STOCKHOLDER PROPOSALS AND NOMINATIONS.....................................   34

OTHER MATTERS.............................................................   34

APPENDIX A--Net2Phone, Inc. 1999 Amended and Restated Stock Option and
 Incentive Plan...........................................................  A-1

                                NET2PHONE, INC.
                                520 Broad Street
                            Newark, New Jersey 07102

                               ----------------

                                PROXY STATEMENT

                               ----------------

   This proxy statement contains information related to the 2000 Annual Meeting of Stockholders to be held on December 8, 2000 at 9:00 a.m. local time, at our headquarters located at 520 Broad Street, Newark, New Jersey 07102, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our Board of Directors. The proxy materials relating to the annual meeting are first being mailed to stockholders entitled to vote at the meeting on or about November 14, 2000.


                               ABOUT THE MEETING


What is the purpose of the annual meeting?

   At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

  . to elect three directors;

  . to approve an amendment to our 1999 Amended and Restated Stock Option and Incentive Plan; and

  . to ratify the appointment of Ernst & Young LLP as our independent accountants.

What are the voting recommendations of the Board of Directors?

   The Board recommends that you vote your shares:

  . FOR each of the directors (see page 4).

  . FOR the amendment to the Net2Phone, Inc. 1999 Amended and Restated Stock
    Option and Incentive Plan (see page 9).

  . FOR ratification of the appointment of Ernst & Young LLP as Net2Phone's independent accountants (see page 13).

Who is entitled to vote at the meeting?

   Only stockholders of record at the close of business on the record date, November 1, 2000, are entitled to receive notice of the annual meeting and to vote the shares of capital stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law:

  . holders of our Class A Common Stock are entitled to two votes per share and holders of our common stock are entitled to one vote per share on each matter to be voted upon; and


  . holders of our Class A Common Stock and holders of our common stock will vote together as a single class on all matters to be voted upon at this annual meeting.


   As of the record date, we had 33,625,000 outstanding shares of our Class A Common Stock and 27,830,668 outstanding shares of our common stock, representing 71% and 29%, respectively, of our voting power.

Who can attend the meeting?

   All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration and seating will begin at 8:00 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

   Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of your proxy card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

   The presence at the meeting, in person or by proxy, of the holders of a majority of our voting power on the record date will constitute a quorum for our meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the voting power considered to be present at the meeting.

How do I vote?

   You can vote on matters to come before the meeting in four ways:

  . By Internet.

  . By toll-free telephone.

  . By completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope.

  . By written ballot at the meeting.

   Please see your proxy card for specific instructions on the above methods of voting. The Internet and telephone voting procedures are designed to verify your vote through the use of a control number that is provided on each proxy card. Stockholders whose shares are held in "street name" may vote by Internet or telephone only if the holder of record offers those options.

   Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, the individuals named on the proxy card will vote your shares for each of the directors, the amendment to our stock option and incentive plan, and the ratification of the appointment of Ernst & Young LLP. We are not aware of any other matters to be presented at the meeting; however, the individuals named in the proxy card will vote your shares as recommended by the Board, or if no recommendation is given, in their own discretion, with respect to any other matter that properly comes before the meeting.

What if I vote and then change my mind?

   You may revoke your proxy at any time before it is exercised by:

  .  filing with the Secretary of Net2Phone a notice of revocation;

  . entering a new vote by Internet or telephone;

  . sending in another duly executed proxy bearing a later date; or

  . attending the meeting and casting your vote in person.

   Your last vote will be the vote that is counted.

What vote is required to approve each item?

   Election of Directors. The three nominees who receive the most votes will be elected to the Board of Directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. The withholding of authority by a stockholder, including "broker non-votes" (discussed below), will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees.

   Other Proposals. For each other proposal, the affirmative vote of the holders of a majority of the voting interest of our stockholders represented in person or by proxy and entitled to vote at the meeting will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

   Effect of Broker Non-Votes. If you do not provide your broker or other nominee with instructions on how to vote your "street name" shares, your broker or nominee may not be permitted to vote them. You should therefore be sure to provide your broker or nominee with instructions on how to vote your shares.

   If you do not give voting instructions to your broker or nominee, you will, in effect, be voting against the amendment to our stock option and incentive plan and the ratification of the appointment of Ernst & Young LLP, unless you appear in person at the annual meeting and vote in favor of these proposals. As discussed above, a "broker non-vote" will have no effect on the outcome of the election of directors.

How are we soliciting this proxy?

   We are soliciting this proxy on behalf of our Board of Directors by mail and will pay all expenses associated therewith. Some of the officers and other employees of Net2Phone also may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the capital stock and to obtain proxies.


                               BOARD OF DIRECTORS


   This section gives biographical information about our directors and director nominees and describes their membership on Board committees, their attendance at meetings and their compensation. This section also sets forth the first proposal on the agenda for the annual meeting.

What is the makeup of the Board of Directors?

   Our Amended and Restated Certificate of Incorporation requires that we have at least five directors but no more than thirteen. The number of directors is set by the Board and is currently twelve. The directors are divided into three classes, with each class serving for a three-year period. The stockholders elect approximately one-third of the Board of Directors each year.

Are there any arrangements pursuant to which directors are to be selected?

   Yes. Gary E. Rieschel and Martin Y. Yudkovitz were appointed to our Board in connection with equity investments in Net2Phone by SOFTBANK Technology Ventures IV and GE Capital Equity Investments. As a result of such investments, IDT Corporation and Clifford M. Sobel, our Chairman, agreed to vote all of their shares in favor of the election of a director nominated by SOFTBANK Technology Ventures IV and a director nominated by either GE Capital Equity Investments or NBC, in each case for as long as either entity holds a majority of the shares of Series A Convertible Preferred Stock originally purchased by them or the shares into which they are convertible. Mr. Yudkovitz resigned from our Board effective October 31, 2000 and, as of the date of this proxy statement, neither GE nor NBC had nominated a director to replace Mr. Yudkovitz.

   John C. Petrillo and Richard R. Roscitt were appointed to our Board in connection with the equity investment in Net2Phone by a subsidiary of AT&T Corp. in August 2000. IDT Investments Inc., a wholly-owned subsidiary of IDT Corporation, and ITelTech, LLC, a subsidiary of AT&T Corp., have agreed that until August 1, 2003 or such earlier time as IDT Investments ceases to own two million or more shares of our Class A Common Stock or common stock, IDT Investments and ITelTech will vote or cause to be voted all of their shares in favor of mutually-acceptable nominees to the Board. IDT Investments and ITelTech have further agreed to vote or cause to be voted all of their shares consistent with the result of having two designees from IDT Investments reasonably acceptable to ITelTech on the Board and three designees from ITelTech reasonably acceptable to IDT Investments on the Board (one of which has not yet been appointed). In the event that IDT Investments and ITelTech are unable to agree on acceptable nominees, they have agreed to abstain from voting on such nominees as to which they are unable to agree. IDT Investments and ITelTech also have agreed to use their reasonable best efforts to assure that at least five members of the Board will be members not employed by, providing material services for compensation to or otherwise affiliated with IDT, IDT Investments, AT&T or ITelTech or any of their respective affiliates. This obligation terminates at such time as IDT Investments or ITelTech, as the case may be, becomes the beneficial owner of more than 85% or less than 15% of the voting power of Net2Phone. IDT Investments currently has two nominees on our Board, James A. Courter and Michael Fischberger.

Are there any directors who are not standing for re-election?

   Yes. The following Class I directors are not standing for re-election at the annual meeting:

  . Jesse P. King. Mr. King is not standing for re-election allowing him time to devote to his current job responsibilities with the Rockefeller Foundation's Next Generation Leadership Program and the Philanthropy Workshop.

  . Martin Y. Yudkovitz. Mr. Yudkovitz resigned from the Board effective
    October 31, 2000 allowing him time to devote to his current responsibilities as President of NBC Interactive Media.

   We are grateful for the services of Messrs. King and Yudkovitz during the past fiscal year and wish them the best in their future endeavors.

                Election of Directors (Item No. 1 on Proxy Card)
                    For Term Expiring at 2003 Annual Meeting
                                    Class I

   There are three Class I directors whose terms expire at the annual meeting. Each nominee listed below will be elected to serve until the 2003 Annual Meeting of Stockholders or until his successor shall have been duly elected and qualified or his resignation or removal, whichever first occurs.

   Each of the nominees has consented to serve a three-year term. If any of them should decline or be unable to act as a director, the persons named in the accompanying proxy card will vote for such substitute nominee or nominee(s) as may be designated by the Board of Directors unless the Board reduces the number of directors accordingly.

   Nominees standing for election are:

Stephen M. Greenberg, 56                                    New Director Nominee

   Stephen M. Greenberg joined Net2Phone in August 2000 as Chairman of the Office of the President. Prior to joining Net2Phone, Mr. Greenberg was a founder and Senior Partner of Stern & Greenberg, a New Jersey law firm. From 1969 to 1971, Mr. Greenberg served as Executive Assistant to the United States Attorney for the District of New Jersey. Mr. Greenberg has practiced law for over 32 years and has received many honors including one for Outstanding Personal Achievement from the New Jersey Bar Association. Mr. Greenberg is also the Commissioner of the New Jersey Public Broadcasting Authority and a Member of the New Jersey Israel Commission.

James R. Mellor, 70                                     Director since June 1999

   James Mellor served as a director of IDT Corporation between August 1997 and June 1999. From 1981 until 1997, Mr. Mellor worked for General Dynamics Corporation, a developer of nuclear submarines, surface combatant ships and combat systems. From 1994 until 1997, Mr. Mellor served as Chairman and Chief Executive Officer of General Dynamics, and from 1993 to 1994, he served as President and Chief Operating Officer of General Dynamics. Before joining General Dynamics, Mr. Mellor served as President and Chief Operating Officer of AM International, Inc., now Multigraphics, Inc. Before that time, Mr. Mellor spent 18 years with Litton Industries in a variety of engineering and management positions, including Executive Vice President in charge of Litton's Defense Group.

Anthony G. Werner, 43                                       New Director Nominee

   Anthony G. Werner became President and Chief Executive Officer of Aurora Networks in November 2000. From March 1999 to October 2000, Mr. Werner was Chief Technology Officer and Executive Vice President--Engineering and Technical Operations for AT&T Broadband. From 1994 to 1999, Mr. Werner held various positions at Tele-Communications, Inc., including Chief Technology Officer and Executive Vice President. From 1981 to 1994, Mr. Werner held various positions with Rogers Cablesystems, Ltd., in Toronto, Canada, including Vice President of Engineering for Eastern Canada and Vice President of Operations Engineering for the entire corporation. Mr. Werner currently serves as Chairman of CableLab's Enhanced Services Deployment Working Group and Chairman of CableLab's Cable Integrated Network Architecture Team. Mr. Werner has been listed by CableFax since 1998 as one of Cable's 100 most influential people and he was the year 2000 recipient of the National Cable Television Association Vanguard Award for Science and Technology.


 The Board of Directors unanimously recommends a vote FOR the election of each of the director nominees.


                              Continuing Directors
                    For Term Expiring at 2001 Annual Meeting
                                    Class II

Howard S. Balter, 39                                 Director since October 1997

   Howard S. Balter has been our Chief Executive Officer since January 1999, and our Vice Chairman of the Board of Directors since May 1999. Mr. Balter also served as our Treasurer from October 1997 to July 1999. Prior to his employment with us, Mr. Balter was IDT Corporation's Chief Operating Officer from 1993 to 1998 and Chief Financial Officer from 1993 to 1995. Mr. Balter was a director of IDT Corporation from December 1995 to January 1999 and Vice Chairman of IDT Corporation's board of directors from 1996 to 1999. From 1985 to 1993, Mr. Balter operated his own real estate development firm.

Michael Fischberger, 31                            Director since September 1999

   Michael Fischberger has served as Senior Vice President of Domestic Telecommunications and Internet services at IDT Corporation since 1993. In this capacity, he helped build IDT Corporation's Internet business, guiding the development of IDT Corporation's sales, technical support, customer service and nationwide backbone. Mr. Fischberger currently supervises IDT Corporation's domestic products and services, which includes domestic long distance services, Internet access, calling cards and corporate services. Prior to July 1999, Mr. Fischberger managed our Phone2Phone sales, customer service and anti-fraud departments.

Harry C. McPherson, Jr., 71                          Director since October 1999

   Harry C. McPherson, Jr. has been a partner in the law firm of Verner, Liipfert, Bernhard, McPherson and Hand, Chartered since 1969. Mr. McPherson has been the President of the Economic Club of Washington since 1992. In 1993, Mr. McPherson was a member of the Defense Base Closure and Realignment Commission. From 1988 to 1992, Mr. McPherson was the Vice Chairman of the United States International Cultural and Trade Center Commission. From 1983 to 1988, Mr. McPherson was President of the Federal City Council, Washington, D.C. In 1979, Mr. McPherson was a member of the President's Commission on the Accident at Three Mile Island. From 1965 to 1969, Mr. McPherson was Counsel and then Special Counsel to the President of the United States. From 1964 to 1965, Mr. McPherson was Assistant Secretary of State for Educational and Cultural Affairs. From 1963 to 1964, Mr. McPherson was Deputy Under Secretary of the Army for International Affairs.

Richard R. Roscitt, 49                                Director since August 2000

   Richard R. Roscitt has been President and CEO of AT&T Solutions since 1994. Mr. Roscitt has held numerous other positions since joining AT&T in 1972, including Director-Data Network Services, Director- Marketing Strategy and Product Management and Vice President-AT&T Business Long Distance. Mr. Roscitt is also a member of the AT&T Operations Group, the company's governing executive panel. Mr. Roscitt currently leads all of AT&T's units focused on the business marketplace, including AT&T Solutions, Business Services Sales, Business Services Operations, AT&T Data and Internet Services and AT&T Global Network Services. Mr. Roscitt also is responsible for AT&T's entire local to global business communication network requirements, including all voice, data, Internet Protocol, outsourcing and managed network services. Mr. Roscitt currently serves on the Board of Directors of Concert, PLC, the global joint venture between AT&T and British Telecom.

                              Continuing Directors
                    For Term Expiring at 2002 Annual Meeting
                                   Class III

James A. Courter, 59                                     Director since May 1999

   James A. Courter has been President of IDT Corporation since October 1996 and a director of IDT Corporation since March 1996. Mr. Courter has been a senior partner in the New Jersey law firm of Courter, Kobert, Laufer & Cohen, P.C. since 1972. He was also a partner in the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson and Hand, Chartered from January 1994 to September 1996. From 1991 to 1994, Mr. Courter was chairman of the President's Defense Base Closure and Realignment Commission. Mr. Courter was a member of the United States House of Representatives for 12 years, retiring in January 1991. Mr. Courter also serves on the board of directors of Envirogen and The Berkeley School.

John C. Petrillo, 51                                  Director since August 2000

   John C. Petrillo has been Executive Vice President of Corporate Strategy and Business Development for AT&T Corp. since 1995. From 1993 to 1995, Mr. Petrillo was President of AT&T's Business Communications

Services unit providing worldwide long distance network services for business customers. Mr. Petrillo has held numerous other positions since joining AT&T in 1971, including Sales Vice President, Director of Personnel, Services Vice President, Vice President-- Business Communications Services and Vice President--Strategic Planning. Mr. Petrillo is a member of the Board of Directors of Tele-Communications, Inc. and its subsidiaries, Silver Spur Land and Cattle Co. and At Home Corporation. He also serves as a member of the Board of Directors of the New Jersey Shakespeare Festival and a member of the Board of Trustees for the Tallberg Foundation in Tallberg, Sweden.

Gary E. Rieschel, 44                                    Director since June 1999

   Gary E. Rieschel is the Executive Managing Director of SOFTBANK Technology Ventures, which he joined in January 1996. Mr. Rieschel has extensive overseas experience, having spent over four years in Tokyo as General Manager of Sequent Computer Systems' Asian operations. He serves as a Director for several SOFTBANK Technology Ventures' portfolio companies and is a member of SOFTBANK Corporation's Global Executive Board.

Clifford M. Sobel, 51                                    Director since May 1999

   Clifford M. Sobel has served as our Chairman of the Board of Directors since May 1999, our President from October 1997 to July 1999 and our Chief Executive Officer from October 1997 to January 1999. Since 1994, Mr. Sobel has been Chairman and Chief Executive Officer of SJJ Investment Corp., which has invested in Internet, cable, real estate and cosmetics companies. Prior to this, Mr. Sobel founded several companies in the design and manufacturing of retail interiors and themed environments, including DVMI and its subsidiary, Bon-Art International, and Bauchet International. These companies were sold in 1994 by Bear, Stearns & Co. Inc. Mr. Sobel has testified before Congress on foreign trade issues and, by Presidential appointment, served on the Holocaust Memorial Council in Washington, D.C.

Daniel H. Schulman, 42                             Director since September 1999

   Daniel H. Schulman has been the President, Chief Operating Officer and a director of priceline.com since July 1999. From December 1998 to July 1999, Mr. Schulman was President of the AT&T Consumer Markets Division of AT&T Corp. and was appointed to the AT&T Operations Group, the company's governing executive panel. From March 1997 to November 1998, Mr. Schulman was President of AT&T WorldNet Service. From December 1995 to February 1997, he was Vice President, Business Services Marketing of the AT&T Business Markets Division, and from May 1994 to November 1995, Mr. Schulman was Small Business Marketing Vice President of the AT&T Business Markets Division. Mr. Schulman also serves as director of iVillage, Inc., the Global Internet Project and several charitable organizations, including INROADS and Teach for America.

How are non-employee directors compensated?

   Directors do not receive any fees for service on our Board, but are reimbursed for reasonable travel expenses incurred in connection with attendance at each Board and Board committee meeting and are eligible to participate in our 1999 Amended and Restated Stock Option and Incentive Plan. Each newly elected non-employee director receives an option to purchase 10,000 shares of our common stock at the time they join the Board. Further, each non-employee director who continues to serve in such capacity is automatically granted each year an option to purchase 10,000 shares of our common stock. These options are granted at the fair market value of our common stock on the date of grant and are immediately exercisable.

Are employees of Net2Phone paid additional compensation for service as a director?

   No. We do, however, reimburse them for travel and other related expenses. See "Employment, Severance and Change of Control Agreements" below for a description of the compensation arrangements with Clifford M. Sobel, our Chairman, Howie S. Balter, our Chief Executive Officer and a director, and Stephen M. Greenberg, our Chairman of the Office of the President and a new director nominee.

How often did the Board meet during fiscal 2000?

   The Board of Directors met eleven times during fiscal 2000. Each member of the Board attended more than 75% of the aggregate of the total number of meetings of the Board and the committees on which he was a member during the portion of the fiscal year that he served as a director or committee member, except for Martin Y. Yudkovitz (who is not standing for re-election at the annual meeting).

What committees has the Board established?

   The Board of Directors has standing Compensation and Audit Committees. We do not maintain a standing nominating committee or other committee performing similar functions. The function of nominating directors is carried out by the entire Board of Directors. Our Bylaws, however, provide a procedure for you to recommend candidates for director at an annual meeting. For more information, see page 34 under "Stockholder Proposals and Nominations."

   Name                     Compensation Committee Audit Committee
------------------------------------------------------------------
   Jesse P. King(1)                    x                   x
------------------------------------------------------------------
   James R. Mellor                     x                   x
------------------------------------------------------------------
   Gary E. Rieschel                    x
------------------------------------------------------------------
   Daniel H. Schulman                  x
------------------------------------------------------------------
   Harry C. McPherson, Jr.                                 x

(1) As discussed above, Mr. King is not standing for re-election as a director at the annual meeting. The Board anticipates appointing a new member to both the Compensation Committee and Audit Committee following the annual meeting.

Compensation Committee
                                                 11 meetings in fiscal year 2000

  . reviews and approves compensation of executive officers, including payment of salaries, bonuses and incentive compensation;

  . determines our compensation policies and programs; and

  . administers our 1999 Amended and Restated Stock Option and Incentive
    Plan.

Audit Committee                                    1 meeting in fiscal year 2000

  . oversees the retention, performance and compensation of independent accountants;

  . oversees the audit and non-audit activities of both the independent accountants and the internal audit staff of Net2Phone;

  . meets separately and privately with the independent auditors to ensure that the scope of their activities has not been restricted and that adequate responses to their recommendations have been received; and

  . receives and accepts the report of independent auditors.

                  APPROVE AN AMENDMENT TO THE NET2PHONE, INC.
           1999 AMENDED AND RESTATED STOCK OPTION AND INCENTIVE PLAN

                           (Item No. 2 on Proxy Card)


   Our Board has approved, subject to stockholder approval, an amendment to the Net2Phone, Inc. 1999 Amended and Restated Stock Option and Incentive Plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares to an aggregate of 16,940,000 shares, and has directed that this amendment be submitted as a proposal for stockholder approval at this meeting. The plan was originally adopted in April 1999 and was amended in July 2000.

What am I voting on?

   A proposal to approve an amendment to the plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares to an aggregate of 16,940,000 shares.

   Before you decide how to vote, you should review the summary below and the full text of the plan attached hereto as Appendix A with the proposed change highlighted in Section 5(a) of the plan.

What is the plan and why is it important to me?

   The plan allows our officers, directors, key employees and consultants, to receive awards of stock options, stock appreciation rights, limited stock appreciation rights and restricted stock in Net2Phone. The key provisions of the plan are summarized below.

   The plan is beneficial to us as a means of promoting the success and enhancing the value of Net2Phone by linking the personal interests of the participants to those of our stockholders and by providing participants with an incentive for outstanding performance. These incentives also provide us flexibility in our ability to attract and retain the services of directors, officers, employees and others upon whose judgment, interest and special effort the success of our business is largely dependent. Our Board of Directors believes that the shares remaining available for issuance pursuant to the plan, approximately 450,000 shares, are insufficient to provide us with the necessary flexibility. Accordingly, we are requesting our stockholders to consider and approve the amendment to the plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares.

Who is eligible to participate in the plan?

   The following persons are eligible to participate in the plan:

  . officers, key employees and consultants of Net2Phone and any parent or subsidiary (approximately 804 individuals); and

  . directors of Net2Phone and any parent or subsidiary (approximately 25 individuals).

   The selection of those participants who will receive awards under the plan is entirely within the discretion of the Board or the compensation committee.

How is the plan administered?

   The compensation committee of our Board, which currently consists of Messrs. King, Mellor, Rieschel and Schulman, administer the plan. Subject to the provisions of the plan, the compensation committee determines the type of award, when and to whom awards will be granted, the number of shares covered by each award and the terms and kind of consideration payable with respect to awards. The compensation committee may interpret the plan and may at any time adopt rules and regulations for the plan as it deems advisable.

What types of awards are provided for under the plan?

   Stock Options. Options granted under the plan may be incentive stock options or nonqualified stock options. An option may be granted on the terms and conditions as the compensation committee may approve, and generally may be exercised for a period of up to ten years from the date of grant. Generally, incentive stock options will be granted with an exercise price equal to the fair market value on the date of grant. Additional limitations apply to incentive stock options granted to a grantee that beneficially holds 10% or more of our voting stock. The compensation committee may authorize loans to individuals to finance their exercise of vested options. Options granted under the plan become exercisable at those times and under the conditions determined by the compensation committee.

   Non-Employee Director Stock Options. The plan provides for automatic option grants to eligible non-employee directors. Options to purchase 10,000 shares of common stock have been granted to each eligible non-employee director and options to purchase 10,000 shares of common stock will be granted to each new eligible non-employee director upon the director's initial election to the board. In addition, options to purchase 10,000 shares of common stock are granted annually to each eligible non-employee director on the anniversary date of his or her election to the board. Each of these options will have an exercise price equal to the fair market value of a share of common stock on the date of grant. All options granted to non-employee directors will be immediately exercisable. All options held by non-employee directors, to the extent not exercised, expire on the earliest of:

  . the tenth anniversary of the date of grant;

  . one year following the optionee's termination of directorship other than for cause; and

  . three months following the optionee's termination of directorship for cause.

   Stock Appreciation Rights and Limited Stock Appreciation Rights. Stock appreciation rights and limited stock appreciation rights may be granted simultaneously with the grant of an option or, in the case of nonqualified stock options, at any time during its term. Generally, stock appreciation rights and limited stock appreciation rights may be exercised only at that time as the related option is exercisable. Upon exercise of a stock appreciation right, a grantee will receive for each share for which a stock appreciation right is exercised, an amount in cash or common stock, as determined by the compensation committee, equal to the excess of the fair market value of a share of common stock on the date the stock appreciation right is exercised over the exercise price per share of the option to which the stock appreciation right relates.

   Limited stock appreciation rights may be exercised only during the 90 days following a change in control, merger or similar transaction, involving Net2Phone. Upon exercise of a limited stock appreciation right, a grantee will receive, for each share for which a limited stock appreciation right is exercised, an amount in cash equal to the excess of the highest fair market value of a share of our common stock during the 90-day period ending on the date the limited stock appreciation right is exercised, or an amount equal to the highest price per share paid for shares of our common stock in connection with a merger or a change of control of Net2Phone, whichever is greater, over the exercise price per share of the option to which the limited stock appreciation right relates. In no event, however, may the holder of a limited stock appreciation right granted in connection with an incentive stock option receive an amount in excess of the maximum amount that will enable the option to continue to qualify as an incentive stock option.

   Restricted Stock. The plan also provides for the granting of restricted stock awards, which are awards of common stock that may not be disposed of, except by will or the laws of descent and distribution, for a period of time determined by the compensation committee. The compensation committee may also impose other conditions and restrictions on the shares as it deems appropriate, including the satisfaction of performance criteria. All restrictions affecting the awarded shares will lapse in the event of a merger or similar transaction involving Net2Phone.

Can the plan be amended or terminated?

   The Board may amend or terminate the plan. However, as required by any law, regulation or stock exchange rule, no change shall be effective without the approval of our stockholders. In addition, no change may adversely affect an award previously granted, except with the written consent of the grantee. No awards may be granted under the plan after the tenth anniversary of its initial adoption.

What are the new plan benefits?

   The benefits or amounts that will be received by or allocated to:

  . each of the executive officers named in the table on page 14,

  . all current executive officers, as a group,

  . all current directors who are not executive officers, as a group, and

  . all employees, including all current officers who are not executive officers, as a group,

are not presently determinable, except for (1) the automatic annual grants of options to purchase 10,000 shares of our common stock granted to each non-employee director and (2) the options to purchase 10,000 shares of our common stock to be granted to the new non-employee director nominated for election to our Board at this meeting. Grants or awards under the current plan are made at the discretion of the Board or the compensation committee. If the plan, as amended, had been in effect in fiscal 2000, the stock option grants received by our executive officers and directors would have been the same as the stock options received by such persons for fiscal 2000 under the plan. See "Options Grants During Fiscal 2000" and "Employment, Severance and Change of Control Agreements" below.

What are the federal income tax consequences related to stock options?

   The following is a summary of the United States federal income tax consequences that generally will arise with respect to options granted under the plan, and with respect to the sale of common stock acquired thereunder. This summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Because of the complexities of the tax laws, participants are encouraged to consult a tax advisor as to their individual circumstances.

   Incentive Stock Options. In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of common stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

   Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted and one year from the date the option was exercised, then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

   If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the date the option was granted and one year from the date the option was exercised, then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of the sale.

   If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of the sale.

   Non-Qualified Options. As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-qualified option. However, a participant generally will recognize ordinary compensation income upon the exercise of a non-qualified option in an amount equal to the excess of the fair market value of the common stock acquired through the exercise of the option (the "NQO Stock") on the date the option was exercised over the exercise price.

   A participant will have a tax basis for any NQO Stock equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NQO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NQO Stock and the participant's tax basis in the NQO Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the NQO Stock for more than one year prior to the date of the sale.

   Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, the participant's applicable holding period and the participant's tax basis.

   Tax Consequences to Net2Phone. The grant of an award under the plan will have no tax consequences to Net2Phone. Moreover, in general, neither the exercise of an incentive stock option acquired under the plan nor the sale of any common stock acquired under the plan, will have any tax consequences to Net2Phone. However, we generally will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant under the plan, including in connection with a restricted stock award or as a result of the exercise of a non-qualified stock option. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code

What was the closing price of our common stock?

   The closing price of our common stock reported on the Nasdaq National Market for November 1, 2000, was $19.50 per share.


 The Board of Directors unanimously recommends a vote FOR the amendment to the Net2Phone, Inc. 1999 Amended and Restated Stock Option and Incentive Plan.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

                           (Item No. 3 on Proxy Card)


   The Board of Directors, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as Net2Phone's independent accountants for the fiscal year ending July 31, 2001, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the annual meeting.

   Stockholder ratification of the appointment of Ernst & Young LLP as Net2Phone's independent accountants is not required by the our Bylaws or otherwise. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such an appointment would be in the best interests of Net2Phone and its stockholders.


 The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as Net2Phone's independent accountants for fiscal year 2001.

                             EXECUTIVE COMPENSATION


   This section contains tables that show the amount of compensation earned by our Chief Executive Officer and by our four other most highly paid executive officers. It also contains the Report of the Compensation Committee explaining the compensation philosophy for our most highly paid officers.

                           Summary Compensation Table

   The following table sets forth information relating to the compensation paid to our Chief Executive Officer and the four other executive officers who earned the most cash compensation for services rendered on our behalf during fiscal 2000 (collectively, the "Named Executives").

                                                                     Long-Term
                                                                    Compensation
                                                                       Awards
                                                    Annual          ------------
                                               Compensation(1)       Securities
                                       Fiscal ---------------------  Underlying
Name and Principal Position             Year  Salary($)    Bonus($)  Options(#)
---------------------------            ------ ---------    -------- ------------
Howard S. Balter......................  2000  $258,521         --          --
 Chief Executive Officer                1999    90,066(2)      --    1,874,499

Jonathan Fram(3)......................  2000  $367,110(4)      --          --
 President                              1999       --          --    1,020,000

David Greenblatt(5)...................  2000  $266,336         --          --
 Chief Operating Officer                1999   184,392     $25,000     460,000
                                        1998   104,238         --          --

H. Jeff Goldberg(5)...................  2000  $231,406     $25,000         --
 Chief Technology Officer               1999   206,169         --      460,000
                                        1998   209,447         --          --

Ilan S. Slasky........................  2000  $207,408         --          --
 Chief Financial Officer                1999    94,982(6)      --      360,000

--------
(1) Compensation information in this table for Messrs. Greenblatt and Goldberg includes amounts paid by IDT Corporation for services rendered to us during fiscal 1999, in that these officers were compensated by IDT Corporation and not by us directly until January 1999.

(2) Compensation information for fiscal 1999 only includes compensation earned after Mr. Balter joined Net2Phone in January 1999.

(3) Mr. Fram's term as President ended effective August 25, 2000.

(4) Base salary for fiscal 2000 includes salary earned but not paid during the period from July 20, 1999 (effective date of Mr. Fram's employment) to July 31, 1999 (end of our 1999 fiscal year).

(5) Effective September 15, 2000, Messrs. Greenblatt and Goldberg joined Adir Technologies, Inc., our newly-formed subsidiary, as President/Chief Operating Officer and Chief Technology Officer, respectively.

(6) Compensation information for fiscal 1999 only includes compensation earned after Mr. Slasky joined Net2Phone in January 1999.

                       Options Grants During Fiscal 2000

   No options to acquire shares of our common stock were granted to our Named Executives during our fiscal year ended July 31, 2000. See "Employment, Severance and Change of Control Agreements" below for a description of stock options in which some of our Named Executives were granted on August 8, 2000 pursuant to the terms of their respective employment agreements.

                Aggregated Option Exercises In Last Fiscal Year
                       and Fiscal Year-End Option Values

   The following table describes the value of options exercised in fiscal 2000 and the value of unexercised options held by the Named Executives at July 31, 2000.

                          Number of                 Number of Securities    Value of Unexercised In-
                           Shares                  Underlying Unexercised     the-Money Options at
                         Acquired on    Value    Options at Fiscal Year-End    Fiscal Year-End(1)
Name                      Exercise    Realized   Exercisable/Unexercisable  Exercisable/Unexercisable
----                     ----------- ----------- -------------------------- -------------------------
Howard S. Balter........   300,000   $ 7,676,000      190,974/ 843,525       $3,713,054/ $18,030,807
Jonathan Fram...........   253,333   $10,661,791      255,555/ 511,112       $4,839,700/ $ 9,679,441
David Greenblatt........    60,030   $ 2,109,935       84,970/ 207,000       $2,000,193/ $ 4,972,780
H. Jeff Goldberg........     8,000   $   299,760      137,000/ 207,000       $2,968,240/ $ 4,055,880
Ilan S. Slasky..........    30,030   $   834,683       59,970/ 162,000       $1,411,693/ $ 3,813,480

--------
(1) Options are considered "in-the-money," if the fair market value of the underlying securities exceeds the exercise price of the options. The year-end values represent the difference between the fair market value of the common stock subject to the options (the closing price of Net2Phone's common stock on July 31, 2000, as reported on the Nasdaq National Market, was $26.87 per share) and the exercise price of the options.

             Employment, Severance and Change of Control Agreements

   Messrs. Balter, Greenberg, Greenblatt, Slasky and Sobel. Effective January 1, 2000, we entered into employment agreements with Messrs. Balter, Greenblatt and Slasky. Effective July 31, 2000, we entered in an employment agreement with Mr. Greenberg who joined Net2Phone as Chairman of the Office of the President. Also effective July 31, 2000, we entered into a new employment agreement with Mr. Sobel. His prior employment agreement was scheduled to expire in September 2000. All of these employment agreements are for a period of three years, but may be renewed for successive one year terms.

   In addition to information found elsewhere in this proxy statement, each employment agreement provides for an annual base salary, an annual bonus, a grant of stock options, participation in our benefits plans and certain other fringe benefits. The following table shows the annual base salary, minimum annual bonus, stock option grants and restricted stock awards for each of the executives as set forth in their respective agreements.

                          Base         Minimum            Stock      Restricted
Executive               Salary(1)    Annual Bonus    Option Grant(2) Stock Award
---------               --------- ------------------ --------------- -----------
Howard S. Balter......  $300,000  25% of Base Salary     500,000          --
Clifford M. Sobel.....  $300,000  25% of Base Salary     500,000          --
Stephen M. Greenberg..  $300,000  25% of Base Salary     525,000       50,000
David Greenblatt......  $300,000  25% of Base Salary         --           --
Ilan S. Slasky........  $225,000  25% of Base Salary     200,000          --

--------
(1) Each executive's base salary is reviewed at least annually by the compensation committee for consideration of appropriate merit-based increases.

(2) These options were granted on August 8, 2000 to each executive at an exercise price equal to $25.00 (the closing price of Net2Phone's common stock on August 8, 2000 as reported on the Nasdaq National Market). Each executive's options vest as follows: one-third on the first anniversary of the grant date and the remaining portion vests on a pro rata basis on the last day of each month for the twenty-four months following the first anniversary of the grant date.

   The employment agreement for each of Messrs. Balter, Greenblatt, Sobel and Slasky provide that if, during the period of the agreement, we terminate the executive's employment without "cause," or the executive terminates his employment for "good reason," which may include a change of control, the executive is entitled to (1) a lump-sum cash payment equal to two times the sum of the executive's then-current base salary and the executive's then-current annual bonus, (2) a lump-sum cash payment equal to the sum of his unpaid base salary through the date of termination, any earned but unpaid annual bonus for any completed calendar year and any unreimbursed business expenses or other amounts due executive, (3) a lump-sum cash payment equal to a pro rata portion of the annual bonus for any partial calendar year of service through the date of termination, (4) medical, dental, disability, life insurance and other fringe benefits for the two-year period following the date of termination, and
(5) immediate vesting of 50%, with respect to Messrs. Balter, Greenblatt and Slasky, and 66 2/3%, with respect to Mr. Sobel, of the executive's unvested stock options and the right to exercise all vested options until the second anniversary following the date of termination.

   The employment agreement for Mr. Greenberg provides that if, during the period of the agreement, we terminate Mr. Greenberg's employment without "cause," or Mr. Greenberg terminates his employment for "good reason," which may include a change of control, Mr. Greenberg is entitled to (1) receive for two years following termination his then current base salary payable in accordance with general payroll practices, (2) receive for two years following termination his then current annual bonus payable in accordance with the plan in place immediately prior to his termination, (3) a lump-sum cash payment equal to the sum of his earned but unpaid base salary through the date of termination, any earned but unpaid annual bonus for any completed calendar year and any unreimbursed business expenses or other amounts due Mr. Greenberg, (4) a lump-sum cash payment equal to a pro rata portion of his annual bonus for any partial calendar year of service through the date of termination, (5) medical, dental, disability, life insurance and other fringe benefits for the two-year period following the date of termination, and (6) immediate vesting of all his outstanding unvested stock options and the right to exercise all vested options until the second anniversary following the date of termination.

   Jonathan Fram. Net2Phone and Mr. Fram mutually agreed it was in their best interest to bring their employment relationship to a conclusion effective August 25, 2000. Pursuant to an understanding reached between Mr. Fram and Net2Phone, Mr. Fram forfeited 165,000 unvested options to purchase our common stock at $11.00 per share and agreed to certain volume limitations on the sale of our common stock. Also pursuant to the understanding, any remaining unvested options held by Mr. Fram immediately vested and became exercisable until the one year anniversary following his termination. Because Mr. Fram became employed shortly after leaving Net2Phone, he did not receive any cash payments or other fringe benefits following his termination.

   Change of Control Agreements. In connection with various stock option grants (other than the option grants described above), pursuant to our 1999 Amended and Restated Stock Option and Incentive Plan, we entered into agreements with each of Messrs. Balter, Fram, Greenblatt, Goldberg and Slasky, which provided that, following a "change in control" or a "related entity disposition," all outstanding stock options currently held by the executive would automatically vest and become exercisable. All such options held by Messrs. Balter, Fram, Greenblatt, Goldberg and Slasky fully vested and became exercisable as a result of the recent investment in us by ITelTech, LLC, a wholly-owned subsidiary of AT&T Corp.

         Report of the Compensation Committee on Executive Compensation

   The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Net2Phone filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report.

   The Compensation Committee of the Board of Directors, comprised of directors who are not employees or former employees of Net2Phone, has furnished the following report on executive compensation for fiscal 2000.


 What is Net2Phone's philosophy of executive officer compensation?

    Net2Phone's compensation program for executive officers consists of three key elements:

   . a base salary,

   . a performance-based annual bonus, and

   . long-term incentives in the form of stock option grants.

 The Compensation Committee believes that this three-part approach best serves the interests of Net2Phone and its stockholders. As described more fully below, each element of Net2Phone's executive compensation program has a somewhat different purpose.

   The three-part approach enables Net2Phone to meet the requirements of the competitive environment in which Net2Phone operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of the stockholders. Under this approach, compensation for these officers was ultimately based upon:

   . the Committee's assessment of the executive officers' performance,

   . the continuing demand for superior executive talent,

   . Net2Phone's overall performance, and

   . Net2Phone's future objectives and challenges.

   Net2Phone's philosophy is to pay base salaries to executives that reward these executives for ongoing performance throughout the year and that enable Net2Phone to attract, motivate and retain highly qualified executives. The annual bonus program is designed to reward executives for performance and is based primarily on Net2Phone's financial results. Stock option grants give executives an opportunity to obtain equity in Net2Phone and, because options result in rewards to executives if Net2Phone's stock price appreciates, provide an incentive for outstanding performance in the long-term. The Board believes that this mix of short- and long-term compensation components provides a balanced approach that enables Net2Phone to attract and retain experienced executives, rewards such executives for their individual and collective contribution to the growth of Net2Phone, and ensures that the incentives of Net2Phone's executives are aligned with the best interest of its stockholders.

   The Board's decisions concerning the specific fiscal 2000 compensation elements for individual executive officers, including the Chief Executive Officer, were made within this broad framework and in light of each executive officer's level of responsibility, performance, current salary and prior-year bonus and other compensation awards. As noted below, the Board's specific decisions involving fiscal 2000 executive officer compensation were ultimately based upon the Board's judgment regarding the individual executive officer's performance, potential future contributions, and whether each payment or award would provide an appropriate reward and incentive for such officer to sustain and enhance Net2Phone's long-term performance.

 How do we determine base salary?

   The Board typically establishes each executive's base salary at a level that is designed to reflect that executive's position and responsibility within Net2Phone, to attract and retain highly qualified executives and to be competitive with similarly situated executives at companies of similar size and revenue levels. The Board also takes into account, among other things, the individual executive's experience and performance during the past year.

 How are annual bonuses determined?

   Bonuses typically are paid based upon the Board's judgment regarding the significance of the individual executive officer's contributions during a given year and the overall financial performance of Net2Phone. Net2Phone's bonus plan generally makes such bonuses substantially contingent upon Net2Phone's achievement of certain objective performance goals related to revenue and net income, although the plan does not preclude discretionary bonuses based upon other factors, such as individual achievement.

 How is compensation used to focus management on long-term value creation?

   In April 1999, Net2Phone adopted the Net2Phone, Inc. 1999 Stock Option and Incentive Plan to provide key employees selected by the Board or Compensation Committee an opportunity to obtain an equity stake in Net2Phone. Stock options are primarily designed to provide such employees with strong incentives for superior long-term performance. The exercisability of options is therefore conditioned upon the employee's continued employment by Net2Phone or its related entities for periods of time specified by the Board or Compensation Committee when these options are granted. Unexercised options are forfeited if the employee leaves Net2Phone or its related entities prior to the time such options vest or, if vested upon termination, if the employee fails to exercise them prior to the end of a stated period following termination. In making option awards, the Board or Compensation Committee reviews the level of awards granted to executives at other comparable companies, the awards granted to other employees within Net2Phone and the individual employee's specific position at Net2Phone and role in helping Net2Phone to achieve its goals.

 Do executives receive any other benefits?

 Certain executives also participate in various other benefit plans, including medical plans and a 401(k) plan, which are generally available to all employees of Net2Phone.

 How is Net2Phone's Chief Executive Officer compensated?

   Howard S. Balter's compensation is determined within the broad framework discussed above for executive officers in general. In fiscal 2000, Mr. Balter earned total compensation of $258,521. Mr. Balter's base salary for the year ended July 31, 2000, was established in part under the terms of his new employment agreement. See "Employment, Severance and Change of Control Agreements" above. Mr. Balter did not receive a bonus and was not granted any options to purchase common stock in fiscal 2000; however, Mr. Balter was, pursuant to the terms of his new employment agreement, granted an option to purchase 500,000 shares of common stock on August 8, 2000 in order to provide Mr. Balter with incentive for outstanding performance and to encourage him to remain at Net2Phone.

 How is Net2Phone addressing Internal Revenue Code limits on deductibility of compensation?

   Section 162(m) of the Internal Revenue Code, adopted as part of the Revenue Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly-held corporation for compensation paid to any "covered employee" in any taxable year beginning after December 31, 1993. The term "covered employee" for this purpose is defined generally as the chief executive officer and the four other highest-paid employees of the corporation. In fiscal 2000, Net2Phone did not pay compensation to any executive that was subject to Section 162(m).

                                          Jesse King
                                          James R. Mellor
                                          Gary E. Rieschel
                                          Daniel H. Schulman

                                          As Members of the Compensation
                                           Committee

                         STOCK PRICE PERFORMANCE GRAPH


   The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of:

  . our common stock,

  . the Standard & Poor's Small Cap 600 Stock Index, and

  . the Nasdaq Telecommunications Index,

from August 2, 1999 (the date of our initial public offering) through July 31, 2000 (the end of our fiscal year).

   The graph assumes that $100 was invested on August 2, 2000 in our common stock and in each of the comparison indices, and assumes that all dividends paid were reinvested. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

                                 [LINE GRAPH]

                                                    S&P Small       Nasdaq
                                          Net2Phone  Cap 600  Telecommunications
                                          --------- --------- ------------------
     August 2, 1999......................  $100.00   $100.00       $100.00
     July 31, 2000.......................  $114.00   $112.20       $126.60

   INFORMATION REGARDING BENEFICIAL OWNERSHIP OF OUR PRINCIPAL STOCKHOLDERS,
                            DIRECTORS AND MANAGEMENT


   The following table sets forth information with respect to the beneficial ownership of our outstanding capital stock as of October 1, 2000, by:

  . each person who is the beneficial owner of more than 5% of our capital stock;

  . each of our directors;

  . our chief executive officer and four other highest paid executive officers; and

  . our directors and executive officers as a group.

   The following table also sets forth information with respect to the beneficial ownership of the capital stock of Adir Technologies, Inc., our subsidiary, as of October 1, 2000, by:

  . each of our directors;

  . our chief executive officer and four other highest paid executive officers; and

  . our directors and executive officers as a group.

   Except as otherwise indicated, all of the shares indicated in the table are shares of common stock.

                               Net2Phone      Percent of Capital Adir Shares
                          Shares Beneficially      Stock of      Beneficially  Percent of Capital
Holders                          Owned           Net2Phone(1)      Owned(2)     Stock of Adir(3)
-------                   ------------------- ------------------ ------------  ------------------
AT&T Corp.(4)(5)........      28,896,750              47%             --               --
 32 Avenue of the
 Americas
 New York, NY 10013-2412

John C. Petrillo(6).....      28,906,750              47%             --               --
 c/o AT&T Corp.
 32 Avenue of the
 Americas
 New York, NY 10013-2412

Richard R. Roscitt(7)...      28,906,750              47%             --               --
 c/o AT&T Corp.
 32 Avenue of the
 Americas
 New York, NY 10013-2412

IDT Corporation(4)(8)...      28,896,750              47%             --               --
 520 Broad Street
 Newark, New Jersey
 07102

James A. Courter........      28,923,150(9)           47%           4,000(10)         4.6%
 c/o IDT Corporation
 520 Broad Street
 Hackensack, New Jersey
 07102

SOFTBANK Technology            4,100,000             6.7%             --               --
 Ventures IV, L.P.(11)..
 333 West San Carlos
 Street, Suite 1225
 San Jose, CA 95110

Gary E. Rieschel........       4,110,000(12)         6.7%           1,750(13)         2.0%
 c/o SOFTBANK Ventures
 IV, L.P.
 333 West San Carlos
 Street, Suite 1225
 San Jose, CA 95110

Yahoo! Inc.(4)(14)......       3,390,778             5.5%             --               --
 3420 Central Expressway
 Santa Clara, California
 95051


                                 Net2Phone          Percent of Capital Adir Shares
                            Shares Beneficially          Stock of      Beneficially      Percent of Capital
Holders                            Owned               Net2Phone(1)      Owned(2)         Stock of Adir(3)
-------                     -------------------     ------------------ ------------      ------------------
America Online,                  2,795,000                  4.5%             --                  --
 Inc.(4)(15)..............
 22000 AOL Way
 Dulles, VA 21066


General Electric Company         2,332,333                  3.8%             --                  --
 Group(16)(17)............
 120 Long Ridge Road
 Stamford, Connecticut
 06927

Clifford M. Sobel.........       2,157,241(18)              3.5%           1,500(19)             1.7%

Howard S. Balter............     1,773,557(20)              2.8%             937(19)             1.1%

FMR Corp(4)(21)...........       1,417,900                  2.3%             --                  --
 82 Davanshire Street
 Boston, Massachusetts
 82109

Janus Capital                      672,155                  1.1%             --                  --
 Corporation(4)(22).......
 672,155 100 Filmore
 Street
 Denver, Colorado 80206-
 4923

Jonathan Fram.............         601,667(23)              1.0%               0                   0%

H. Jeff Goldberg..........         421,040(24)                *            4,500(19)             5.1%

David Greenblatt..........         396,040(25)                *            3,000(19)             3.4%

Ilan S. Slasky............         322,040(26)                *              500(19)               *

Stephen M. Greenberg......          62,000(27)                *              250(19)               *

Michael Fischberger.......          55,680(28)                *                0                   0%

Harry C. McPherson, Jr. ..          20,000(29)                *                0                   0%

James R. Mellor...........          20,000(29)                *                0                   0%

Daniel H. Schulman........          17,666(29)                *                0                   0%

Jesse P. King.............          24,200(29)                *                0                   0%

Martin J. Yudkovitz.......          10,000(17)(29)            *                0                   0%

Anthony G. Werner.........            0                       0%               0                   0%

Named Executive Officers
 and Directors as a group
 (18 persons).............      38,934,281(30)             60.8%          16,437(19)(31)        18.8%

--------
 *  Less than one percent.
(1) All percentage calculations assume that all shares of Class A Common Stock have been converted into shares of common stock.
(2) All shares of Adir, except for the shares beneficially owned by Messrs. Courter and Rieschel, are subject to vesting, forfeiture and other restrictions on transferability. The shares vest as follows: twenty-five percent on September 8, 2001 and the remaining portion vests on a pro rata basis on the last day of each month for the thirty-six months following September 8, 2001.
(3) All percentage calculations assume that all shares of Series A-1 Convertible Preferred Stock have been converted into shares of common stock on a one-to-one basis.
(4) We have relied, without further investigation, on information filed by the reporting person with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We make no representation as to the accuracy or completeness of the information reported.

(5) Based on a Schedule 13D dated August 22, 2000, filed by AT&T Corp. and ITelTech, LLC, a wholly-owned subsidiary of AT&T. AT&T does not directly beneficially own any shares of Net2Phone and disclaims beneficial ownership on all such shares it may be deemed to beneficially own. ITelTech has sole voting power with respect to 18,900,000 shares of Class A Common Stock, shared voting power with respect to 28,896,750 shares of Class A Common Stock, sole dispositive power with respect to 18,900,000 shares of Class A Common Stock and shared dispositive power with respect to 28,896,750. Although ITelTech directly beneficially owns only 18,900,000 shares of Class A Common Stock, ITelTech may be deemed to beneficially own an additional 9,996,750 shares of Class A Common Stock beneficially owned by IDT Investments, Inc. by virtue of a certain Voting Agreement, but as to which ITelTech disclaims any beneficial interest.
(6) John C. Petrillo, one of our directors, is Executive Vice President of Corporate Strategy and Business Development for AT&T. As a result, Mr. Petrillo may be deemed to be the beneficial owner of the shares of our capital stock beneficially owned by ITelTech, LLC, a wholly-owned subsidiary of AT&T. Mr. Petrillo disclaims beneficial ownership of these shares. Also includes 10,000 shares of common stock issuable upon exercise of presently exercisable options granted to Mr. Petrillo over which AT&T may have the power to direct the disposition.
(7) Richard R. Roscitt, one of our directors, is President of AT&T Business Services and President and CEO of AT&T Solutions. As a result, Mr. Roscitt may be deemed to be the beneficial owner of the shares of our capital stock beneficially owned by ITelTech, LLC, a wholly-owned subsidiary of AT&T. Mr. Roscitt disclaims beneficial ownership of these shares. Also includes 10,000 shares of common stock issuable upon exercise of presently exercisable options granted to Mr. Roscitt over which AT&T may have the power to direct the disposition.
(8) Based on a Schedule 13G dated August 21, 2000, filed by IDT Corporation, IDT Investments, Inc. and Howard S. Jonas. IDT and Howard S. Jonas do not directly beneficially own any shares of Net2Phone and disclaim beneficial ownership on all such shares each may be deemed to beneficially own. IDT Investments has sole voting power with respect to 9,996,750 shares of Class A Common Stock, shared voting power with respect to 28,896,750 shares of Class A Common Stock, sole dispositive power with respect to 9,996,750 shares of Class A Common Stock and shared dispositive power with respect to 28,896,750 shares of Class A Common Stock. Although IDT Investments directly beneficially owns only 9,996,750 shares of Class A Common Stock, IDT Investments may be deemed to beneficially own an additional 18,900,000 shares of Class A Common Stock beneficially owned by ITelTech, LLC by virtue of a certain Voting Agreement, but as to which IDT Investments disclaims any beneficial interest.
(9) James A. Courter, one of our directors, is the President, Vice Chairman and a director of IDT. As a result, in addition to the 26,400 shares of our common stock that he holds directly, he may be deemed to be the beneficial owner of the shares of our capital stock owned by IDT. Mr. Courter disclaims beneficial ownership of these additional shares.
(10) All of these shares are Series A-1 Convertible Preferred Stock. Mr. Courter may be deemed to be the beneficial owner of the shares of Adir capital stock beneficially owned by IDT Corporation and its subsidiaries. Mr. Courter disclaims beneficial ownership of these shares.
(11) Includes 4,022,920 shares of Class A Common Stock held by SOFTBANK Technology Ventures IV, L.P. and 77,080 shares of Class A Common Stock held by SOFTBANK Technology Advisers Fund L.P.
(12) Gary E. Rieschel, one of our directors, is the Executive Managing Director of SOFTBANK Technology Ventures and, as a result, he may exercise the power to vote and to dispose of the shares held by SOFTBANK. Includes 10,000 shares issuable upon exercise of presently exercisable stock options.
(13) All of these shares are Series A-1 Convertible Preferred Stock. Mr. Rieschel may be deemed to be the beneficial owner of the shares of Adir capital stock beneficially owned by SOFTBANK Technology Ventures or its affiliates. Mr. Rieschel disclaims beneficial ownership of these shares.
(14) Based on a Schedule 13G dated March 30, 2000, filed by Yahoo! Inc. Yahoo! has sole voting and sole dispositive power with respect to all such shares.
(15) Based on a Schedule 13G dated February 15, 2000, filed by AOL. 2,250,000 of these shares are shares of Class A Common Stock, 500,000 shares are shares of common stock, and 45,000 of these shares are issuable upon exercise of presently exercisable warrants or warrants exercisable within 60 days. AOL has sole voting and sole dispositive power with respect to all such shares.
(16) Includes 1,989,000 shares of Class A Common Stock held by GE Capital Equity Investments, Inc. ("GECEI"), as to which GECEI and NBC share voting power, GECEI and NBC have sole dispositive power as to 1,147,653 shares and 841,347 shares, respectively. Also includes (i) 333,333 shares of common stock held by GECEI and (ii) 10,000 shares of common stock issuable upon exercise of presently vested options granted to Martin J. Yudkovitz, over which NBC has the power to direct disposition pursuant to a nominee agreement with Mr. Yudkovitz. GECEI and NBC share voting power with respect to all such shares of common stock; GECEI and NBC have sole dispositive power as to 138,180 shares and 205,153 shares, respectively. GECEI and NBC are subsidiaries of General Electric Company.
(17) Represents 10,000 shares of common stock issuable upon exercise of presently exercisable options held by Martin J. Yudkovitz, over which NBC has the power to direct the disposition pursuant to a nominee agreement. Mr. Yudkovitz disclaims beneficial ownership of these shares.
(18) Includes 200,000 shares owned by Jon Jul Investment Partnership, L.P. Mr. Sobel is a general and limited partner of Jon Jul Investment Partnership, L.P.
(19) Does not include any shares of Adir capital stock beneficially owned by Net2Phone.
(20) Includes 337,920 shares held of record by a trust for the benefit of Mr. Balter's family members, of which Mr. Balter and his spouse are the trustees. Also includes an aggregate of 120,500 shares held of record by trusts for the benefit of the family members of Messrs. Greenblatt, Slasky and Rothberg, for which Mr. Balter acts as trustee. Also includes 1,034,499 shares issuable upon exercise of presently exercisable stock options.
(21) Based on a Schedule 13G/A dated September 10, 2000, filed by FMR Corp.
     and certain affiliated persons. FMR has sole dispositive power with respect to all such shares.
(22) Based on a Schedule 13G/A dated September 8, 2000, filed by Janus and Thomas H. Bailey, Chairman, President and a stockholder of Janus. Each of Janus and Mr. Bailey, as a result of his position, have sole voting power and sole dispositive power with respect to all such shares. Mr. Bailey disclaims beneficial ownership over all such shares that he or Janus may be deemed to beneficially own.
(23) Includes 499,445 shares that may be acquired currently or within 60 days through the exercise of stock options.
(24) Includes 41,500 shares held of record by a trust for the benefit of Mr. Goldberg's family members, of which Mr. Goldberg's spouse is the trustee. Also includes 344,000 shares issuable upon exercise of presently exercisable stock options.
(25) Includes 41,500 shares held of record by a trust for the benefit of Mr. Greenblatt's family members, of which Mr. Balter is the trustee. Also includes 291,970 shares issuable upon exercise of presently exercisable stock options.
(26) Includes 25,000 shares held of record by a trust for the benefit of Mr. Slasky's family members, of which Mr. Balter serves as the trustee. Also includes 221,970 shares issuable upon exercise of presently exercisable stock options.
(27) Includes 10,000 shares that may be acquired currently or within 60 days through the exercise of stock options.
(28) Includes 30,000 shares issuable upon exercise of presently exercisable stock options.
(29) All of these shares are shares of common stock that may be acquired currently or within 60 days through the exercise of stock options.
(30) Includes the shares of Class A Common Stock held by IDT, SOFTBANK and AT&T. Also includes an aggregate of 2,553,750 shares issuable upon exercise of presently exercisable stock options.
(31) Includes shares of Series A-1 Convertible Preferred Stock held by IDT and SOFTBANK.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that during our preceding fiscal year all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with except for (1) the failure to timely file Mr. McPherson's Initial Report on Form 3, which has since been filed and (2) the failure by each of Messrs. Balter, Greenblatt, Slasky and Sobel to report one transaction on a timely basis, which have all since been reported.


                     CERTAIN TRANSACTIONS AND RELATIONSHIPS


   We believe that all of the transactions set forth below were made on an arms-length basis. All future transactions between us and our officers, directors, principal stockholders and affiliates will be approved by a majority of the our Board of Directors, including a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                       Relationship with IDT Corporation

   Until May 1999, we were a wholly-owned subsidiary of IDT Corporation. IDT currently owns approximately 16.3% of our outstanding capital stock, but controls 21% of the aggregate voting power of our capital stock because it holds Class A Common Stock with two votes per share. Since we were established as a separate subsidiary of IDT in October 1997, we have received various services from IDT, including administrative (accounting, human resources and legal), customer support, telecommunications and joint marketing. IDT has also provided us with the services of a number of its executives and employees. Prior to the execution of the agreements with IDT described below, IDT historically allocated a portion of its overhead costs related to those services to us.

   In May 1999, prior to our initial public offering, we entered into a number of agreements with IDT, including an assignment agreement, a separation agreement, an IDT services agreement, a Net2Phone services agreement, a tax sharing and indemnification agreement, a joint marketing agreement and an Internet/telecommunications agreement. During fiscal 2000, IDT billed us $34.7 million and we billed IDT $13.1 million pursuant to the agreements described below. As of July 31, 2000, we had an outstanding balance with IDT of approximately $4.9 million.

Assignment Agreement

   In connection with this agreement, IDT assigned to us certain proprietary products, information, patent applications, trademarks and related intellectual property rights used in connection with our business. IDT also licensed to us certain proprietary business information that relates to our business. We licensed back to IDT certain software that IDT uses and will continue to use in connection with its business.

IDT Services Agreement

   In connection with this agreement, IDT continued to provide us during fiscal 2000 with various administrative services, including general accounting services, payroll and benefits administration and customer support.

  . General Accounting Services. IDT provided us with accounts payable services and general ledger services. IDT charged us cost plus 20 percent for these services. This portion of the IDT services agreement may be cancelled by either party on 30-days prior written notice and may be renewed by mutual agreement of the parties.

  . Payroll and Benefits Administration. IDT administered our payroll. Until we established our own benefit plan for our employees, our employees continued to be covered under IDT's health insurance policies. We payed IDT for administering our payroll and benefits plans at IDT's cost plus 20 percent. Additionally, we reimbursed IDT for the employer's cost of health insurance attributable to each of our employees participating in IDT's group health insurance plan and for any other direct costs attributable to our employees' participation in IDT's benefit plans.

  . Customer Support. IDT provided customer support services to our customers on a cost-plus 20 percent basis.

   In the event we request additional services from IDT and IDT agrees to provide those services, we will enter into an addendum to the IDT services agreement covering those services. We will negotiate in good faith any fees payable to IDT for those additional services. During fiscal 2000, we transitioned the above referenced services to our own resources.

Net2Phone Services Agreement

   In connection with this agreement, we support IDT's prepaid calling card platform. Our services under this agreement include technical support for the platform, ordering lines to handle calls, managing the debit card database and monitoring the network, 24 hours per day, seven days per week. We provide these services at the greater of cost-plus 20 percent and $.0025 per minute of IDT usage of the prepaid calling card platform. In addition, IDT reimburses us for all of our direct costs in connection with the acquisition, maintenance or support of any and all additional or replacement equipment needed for the prepaid calling card platform.

   The Net2Phone services agreement has an initial term of one year, which automatically renews for subsequent one-year periods unless one party gives the other 30-days prior written notice. In addition, following the initial term (which expired May 7, 2000), the Net2Phone services agreement may be terminated at any time at either party's option upon 30-days prior written notice. If IDT requests services in addition to those described in the Net2Phone services agreement and we agree to provide those services, we will enter into an addendum to the Net2Phone services agreement covering those services. We will negotiate in good faith any fees payable to us for those additional services.

Tax Sharing and Indemnification Agreement

   In connection with this agreement, we share certain past tax liabilities and benefits with IDT, including:

  . the allocation and payment of taxes for periods during which we and our subsidiaries, if any, were included in the same consolidated group with IDT for federal income tax purposes, and are, or were, included in the same consolidated, combined or unitary returns for state, local or foreign tax purposes;

  . the allocation of responsibility for the filing of tax returns;

  . the conduct of tax audits and the handling of tax controversies; and

  . various related matters.

   For periods during which we and our subsidiaries, if any, were or are included in IDT's consolidated federal income tax returns or state, local or foreign consolidated, combined, or unitary tax returns, we are required to pay an amount of tax equal to the amount we would have paid had we and our subsidiaries, if any, had filed a tax return as a separate affiliated group of corporations filing a consolidated federal income tax return or state, local or foreign consolidated, combined, or unitary tax returns. We are responsible for our own separate tax liabilities that are not determined on a consolidated or combined basis with IDT.

   As a result of leaving the IDT consolidated group, certain tax attributes of the IDT group attributable to our operations, such as net operating loss carryforwards, may be allocated to us. The tax sharing and indemnification agreement obligates us, where permitted by law, to elect to carry any post-deconsolidation losses forward, rather than to carry back such losses to tax years when we were included in the IDT consolidated or combined returns.

Joint Marketing Agreement

   In connection with this agreement, we agreed to:

  . continue to offer links to the other's Web site;

  . cross-sell one another's products, including through their promotional materials and customer services representatives; and

  . undertake additional promotions as to which the parties shall agree from time to time.

   IDT pays to us a fee of $8.00 for each of our customers who becomes a new customer of IDT as a result of our referral. We pay IDT a fee of $8.00 for each customer of IDT who becomes a new customer of ours as a result of an IDT referral. However, in either case, these fees will be payable only with respect to any new customer who incurs and pays $50.00 or more in charges.

   The joint marketing agreement has an initial term of one year, which automatically renews for subsequent one-year periods unless one party gives the other party 60-days prior written notice. In addition, following the initial term (which expired May 7, 2000), the joint marketing agreement may be terminated at any time at either party's option upon 60-days prior written notice.

Internet/Telecommunications Agreement

   IDT has granted to us an indefeasible right to use portions of its high-speed network. We have the right to terminate our right to use portions of the existing network to the extent that the existing network is replaced, the underlying leases expire or at anytime with IDT's consent. We are obligated to reimburse IDT for all termination or cancellation charges which it incurs. We have agreed to pay IDT $60,000 per month for the right to use those portions of its existing network. This amount will be reduced as IDT terminates its right to use portions of the existing network at our request. IDT also granted us an indefeasible right to use portions of a new DS3 Network, which it will have the right to use for 20 years. This grant will be effective as construction of this new network is completed and delivered to IDT. In fiscal 2000, we paid IDT an installation fee of $600,000 for this network. We also have agreed to reimburse IDT for the one-time fee of approximately $6.0 million payable in monthly installments over a five-year period, with interest of 9 percent per annum. We will reimburse IDT for all of maintenance and upgrade costs incurred by IDT with respect to those portions of the network that we use.

   IDT also granted us a right to use IDT's equipment and other assets at its backbone points of presence and its network operations center for a two-year period. We will pay IDT an aggregate of $1.2 million for this right over the two-year period. At the end of the two-year period, we have the right to purchase any of this equipment then owned by IDT at fair market value. We must pay for all repairs, maintenance and upgrades of equipment and other facilities we use pursuant to this agreement. We also entered into transit relationship agreements with IDT giving us access substantially identical to IDT's at five different core locations for a period of one year commencing May 1999. Following the initial term (which expired May 7, 2000), the transit relationship agreements may be terminated at any time at either party's option upon 60-days prior written notice.

   IDT retains primary control over the equipment covered by this agreement but may require assistance from us in gaining Internet access. We have agreed to assist in facilitating access for a five-year period commencing May 1999. For each month during the effectiveness of the agreement, IDT will pay us:

  . $1.00 for each of IDT's dial-up Internet customers;

  . for each dedicated-line Internet customer, the lesser of $100.00 or 20 percent of the fee IDT charges; and

  . 25 percent of all fees charged by IDT for installation of dedicated lines.

   Following the initial one year term (which expired May 7, 2000), this agreement automatically renews for one-year periods unless one party gives the other 60-days prior written notice of termination.

Separation Agreement

   The separation agreement with IDT provides for the following:

  . Releases. This agreement provides for mutual general releases between us and IDT for alleged liability to the date of the agreement, with certain limited exceptions, including liability specifically excluded by any of the other agreements between us and IDT, and liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by one party at the request or on behalf of the other.

  . Indemnification by Net2Phone. We have agreed to indemnify IDT and each of IDT's directors, officers and employees from all liabilities relating to, arising out of or resulting from our failure or the failure of any other person to pay, perform or otherwise promptly discharge any of our liabilities in accordance with their respective terms, and any breach by us of the agreements between us and IDT.

  . Indemnification by IDT. IDT has agreed to indemnify us and each of our directors, officers and employees from all liabilities relating to, arising out of or resulting from the failure of IDT or any other person to pay, perform or otherwise promptly discharge any liabilities of IDT other than our liabilities, and any breach by IDT of the agreements between us and IDT.

  . Dispute Resolution. We will attempt to resolve disputes by referring controversial matters to senior management (or other mutually agreed upon) representatives of the parties. If these efforts are not successful, either party may submit the dispute to mandatory, binding arbitration. This agreement contains procedures that are intended to expedite dispute resolution, including the selection of an arbitrator and certain limitations on discovery. In the event that any dispute may be in excess of $5.0 million, or in the event that an arbitration award in excess of $5.0 million is issued, either party may submit the dispute to a court of competent jurisdiction. If the parties disagree that the amount in controversy is in excess of $5.0 million, the parties are required to submit the disagreement to arbitration.

  . Noncompetition; Certain Business Transactions. For a period of 36 months commencing May 1999, IDT may not directly or indirectly, engage in the provision of or developmental efforts related to Internet telephony services and voice enabling Web applications anywhere in the world or become a stockholder, partner or owner of any entity that is engaged in such business anywhere in the world. However, subject to our approval, which may not be unreasonably withheld, IDT may acquire a passive interest of up to 20 percent in such entity so long as IDT does not assist that entity in developing an Internet telephony business or otherwise engaging in our business. Neither we nor IDT will have any duty to communicate or offer any corporate opportunity to the other party and may pursue or acquire any such opportunity for itself or direct such opportunity to any other person.

Promissory Note with IDT

   On May 12, 1999, we converted a portion of our liability to IDT into a $14 million promissory note. The promissory note accrued interest at a rate of 9% per annumn and was payable in 60 equal monthly installments of principal and interest. We repaid the entire principal balance to IDT during fiscal 2000.

                          Relationship with AT&T Corp.

   On August 11, 2000, we issued 4,000,000 newly-authorized shares of our Class A Common Stock to a subsidiary of AT&T, for an aggregate purchase price of $300,000,000. In addition, the AT&T subsidiary purchased from IDT 14.9 million of the approximately 24.9 million shares of our Class A Common Stock that IDT owned for an aggregate purchase price of approximately $1.1 billion. As a result of these transactions, the

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

AT&T subsidiary owns approximately 31 percent of our outstanding capital stock, but controls approximately 40 percent of the aggregate voting power of our capital stock because it holds Class A Common Stock with two votes per share. In connection with the transaction, we agreed to cooperate in the development of new Internet voice applications for cable telephony and the business communications market. AT&T and IDT were also granted a license to deploy our present and future technologies on terms, conditions and pricing no less favorable than those granted to other licensees of Net2Phone.

   In addition, we have agreed to support good faith negotiations to work together with AT&T to enter into commercial arrangements to:

  . develop and deploy new products and applications that integrate voice-over-IP technology into PBX's and other communication products for the business market;

  . develop a series of commercial and voice-over-IP technology;

  . develop and implement such technologies as are required for the interoperability of each party's services with the other's;

  . develop "on-net" advantages in the delivery of each other's services;

  . develop and evolve the standards for voice-over-IP services and products;
    and

  . classify each other as "preferred supplier" with respect to all services offered by the parties.

Also in connection with our agreement with AT&T, we entered into a license, distribution, marketing and services agreement in April 2000, whereby AT&T agreed to offer our services through AT&T's WorldNet Service.

           Adir Technologies, Inc. and Investment by SOFTBANK and IDT

   We created Adir Technologies, Inc. as a new subsidiary to develop and market our network management software for voice-over-IP and other packet-based multimedia networks. The new company plans to offer our industry-leading voice-over-IP network management software to telecommunications, Internet, wireless, next generation and broadband service providers and enterprises worldwide. The software platform we contributed to Adir pursuant to an assignment and license agreement was originally created in our research and development laboratory in Lakewood, New Jersey in 1995 and it has been enhanced since then.

   In September 2000, we announced that Cisco Systems, Inc. had purchased a minority equity interest in Adir. In connection with Cisco's investment, the companies agreed to a relationship in which Cisco will jointly market Adir's network management platform to its voice-over-IP customers, offering communications providers and enterprises compelling new choices in voice-over-IP solutions.

   Adir also received equity investments from IDT, which owns 16.3% of our capital stock, and SOFTBANK, who owns 6.7% of our capital stock, in the amount of $7,000,000 and $3,062,500, respectively. IDT and SOFTBANK purchased convertible preferred stock and received registration rights and right of first offer and co-sale rights. Unlike Cisco, neither IDT nor SOFTBANK were granted pre-emptive rights and, therefore, their interest in Adir may be diluted upon future issuances of Adir equity.

                Agreements with America Online and Subsidiaries

Netscape

   We signed a series of related agreements with Netscape, a subsidiary of America Online, on January 31, 1999, allowing us to embed our software and services in future versions of Netscape's Internet browsers. The two-year term of our exclusive arrangement with Netscape commenced with the second beta release of Netscape's Internet browser in April 2000. In addition, our services are displayed on the Netscape Netcenter site and bundled with Netscape's suite of software and software updates. We also have a right to place advertisements on Netscape's Web site. In exchange, we have paid or will pay Netscape one-time licensing fees, a percentage of revenue generated by calls provided through our co-branded service and a percentage of advertising revenue generated by a co-branded Web page. For fiscal 2000, we paid $3.5 million in fees to Netscape pursuant to this agreement. Netscape's parent company, America Online, beneficially owns approximately 4.5 percent of our capital stock.

ICQ/AIM

   ICQ, a subsidiary of America Online, began offering our services exclusively to their instant messaging users in September 1999. Our software has been fully integrated into ICQ's 2000b Instant Messenger since September 2000, and we have been marketing a co-branded pre-paid calling card with ICQ since September 1999, allowing users to place calls from any telephone within the United States and 19 other countries to anywhere in the world. Additionally, we have been marketing a co-branded pre-paid calling card with AOL Instant Messenger (AIM) since January 2000. We also have an agreement with AOL to integrate our PC to Phone services into their Instant Messenger.

   In July 1999, we entered into an exclusive, four-year distribution and marketing agreement with ICQ. ICQ provides software that enables Internet users to contact other users on a real-time basis, and to determine whether other individuals are online. ICQ's software also enables Internet users to chat, send messages and files and to play Internet-based games with one another. We believe that this agreement will enable us to attract a substantial number of ICQ's users to utilize our services, which will enhance our revenue, customer base and market share. Under this agreement, ICQ has agreed to:

  . co-brand and promote our phone-to-phone Internet telephony services in the United States and in 19 other countries;

  . embed customized versions of our software on an exclusive basis to allow
    ICQ customers to make PC-to-phone and PC-to-PC calls and to receive phone-to-PC calls;

  . share revenue from advertisements and sponsorships sold by ICQ on our software that is embedded in ICQ's instant messaging software; and

  . promote our services on some of ICQ's Web sites;

and we have agreed to:

  . pay ICQ a fee of $7.5 million, $4.0 million of which was paid at signing, and the remaining $3.5 million was paid in September 1999;

  . pay ICQ a share of minutes-based revenue generated through the ICQ service and award ICQ a performance bonus on the basis of the total revenue derived under the agreement; and

  . promote ICQ on our Web sites.

For fiscal 2000, we paid $3.5 million in fees to ICQ and ICQ did not pay any amounts to us pursuant to this agreement.

   ICQ has the right to terminate the exclusivity granted to us as to a particular service under the agreement under certain circumstances, including if:

  . the price for the service or the scope of the service offered by us to retail customers through any other distribution channel is more favorable than the corresponding service offered by Net2Phone through the ICQ service;

  . mutually agreed upon third party reviewers determine that the service offered by us is not competitive as to per minute rates and quality with similar services offered by a competitor of Net2Phone; or

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

  . our service is not prepared for launch in a particular country by the applicable cut-off date specified in the agreement.

   In addition, ICQ has the right to terminate the entire agreement under certain circumstances, including if:

  . two or more of our services are not competitive with those of our competitors in terms of price, and the scope and quality of service; or

  . if more than one of our services is not fully prepared for launch by the specified cut-off dates.

   If at any time after July 14, 2001, ICQ or America Online enters into a strategic relationship with any major national or international telecommunications provider for the distribution of telecommunications services using America Online and its affiliates, and if ICQ terminates the agreement and the telecommunications provider does not agree to offer all of our services that are offered under the agreement on terms comparable to those in the agreement, then ICQ will be required to pay us a termination fee of up to $60.0 million. The amount of the termination fee, if any, will depend on whether the telecommunications provider offers any of our services and the aggregate transaction revenues represented by our services that will not be offered.

   In connection with our distribution and marketing agreement with ICQ, we issued a warrant to America Online to purchase up to 3 percent of our outstanding capital stock on a fully-diluted basis. This warrant will vest in 1 percent increments upon the achievement of each of three incremental thresholds of revenue generated under the agreement during the first four years that the warrant is outstanding. The per share exercise price under the warrant will be equal to the lesser of $12.00 per share or $450 million divided by the number of our fully- diluted shares on the initial exercise date. The warrant may be exercised for a period of five years from the date of issuance.

   The warrant grants to America Online demand registration rights enabling America Online to cause us to effect two registrations and piggy-back registration rights that can be used in connection with future registrations. In addition, America Online will have the right to require us to file up to two additional registration statements relating to the shares issuable upon exercise of the warrant at such time as we shall become eligible to register these shares on Form S-3 under the Securities Act of 1933.

                         Agreements with NBC and Snap

   We signed an agreement with NBC on June 25, 1999 to purchase $1.5 million in television advertising time on the NBC television network. We obtained the right to purchase additional spots to be telecast prior to June 30, 2000. NBC is a wholly-owned indirect subsidiary of the General Electric Company Group, which beneficially owns approximately 3.8 percent of our capital stock.

   On May 17, 1999, we entered into an agreement with Snap. Snap, an Internet portal service of NBC and CNET, will strategically display links to our Web site and services on its Snap.com Web site. In addition, we are their preferred provider of PC-to-phone services during the two-year term of this agreement. Snap also will deliver a preset minimum number of impressions on its site and has agreed to give us the right to a certain amount of online advertising, subject to certain conditions. In exchange, we agreed to pay Snap a one-time fee, a percentage of revenue generated through their site and bonus payments for customers delivered by Snap after meeting certain quotas. NBC, a wholly-owned indirect subsidiary of General Electric Company, together with CNET, is the primary owner of Snap.

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

                         Agreements with priceline.com

   In November 1999, we entered into agreements with priceline.com, an Internet commerce service that allows users to name their own price to purchase goods and services over the Internet. Daniel H. Schulman, a director of Net2Phone, is the President, Chief Operating Officer and a director of priceline.com.

   Under the terms of the agreement, we offer our international and domestic Phone-to-Phone services as a premier provider through priceline.com, enabling priceline.com customers to name their own price to purchase blocks of phone-to-phone minutes. Our phone-to-phone products are offered for sale through priceline.com through several live services. The "Name Your Own Price for Long Distance" service, launched in March 2000, allows customers to make calls from their home phones without having to enter an account number, once they've purchased a block of Phone-to-Phone minutes from priceline.com. Customers may make offers for blocks of calling time in the following manner:

  . domestic time blocks, where customers can name their own price for blocks of domestic long distance Phone-to-Phone minutes;

  . international time blocks, where customers can name their own price for blocks of international long distance Phone-to-Phone minutes to a specified country; and

  . priceline.com's "Call Anywhere" program, where customers can name their own price for blocks of Phone-to-Phone minutes that can be used to call multiple designated locations; the actual amount of time purchased will vary per location.

   In May 2000, we launched a second service with priceline.com, called "Offer by Phone." The Offer by Phone service enables customers to make offers to purchase phone-to-phone services from us on a per-call basis. Net2Phone is the exclusive provider of the Offer by Phone service.

   In August 2000, we launched a third service with priceline.com that allows University Students to name their own price for blocks of calling time. This university service is different from the original "Name Your Own Price for Long Distance" service because customers are able to make calls from behind a college PBX so they can use the service from their dorm rooms.

   Under the terms of the agreement, we expect to pay priceline.com the aggregate sum of $17,000,000 in increasing installment payments over a three year period. For fiscal 2000, we paid $2,450,000 in payments to priceline.com. Under the terms of the agreement, we reserve the right to cancel the agreement in the event that priceline.com does not generate $20 million in revenue for Net2Phone within the first year. If priceline.com fails to generate this minimum required amount we have an option to limit our payment to priceline to only $4 million.

   Future Net2Phone/ priceline.com services under separate agreements include launching the "Name Your Own Price for Long Distance" service in various European countries, beginning with the United Kingdom by December 2000.

                          Agreements with Yahoo! Inc.

   On March 31, 2000, Yahoo! Inc. purchased an equity interest in us. Under the terms of the agreement, we entered into a stock swap with Yahoo! with the objective of securing our strategic relationship in accordance with which we issued and sold Yahoo! approximately 2.8 million shares of our common stock in exchange for approximately 806,000 shares of Yahoo! common stock.

   In 1998, we signed an agreement with Yahoo!, which was recently renewed through December 31, 2000, that integrated our Web-based Internet telephony service into the Yahoo! People Search online telephone directory. As a result of this integration, an Internet user who performs a search on Yahoo! People Search can, after installing our software, simply click on a displayed telephone number to initiate a call to that number. Under this agreement, we also have the right to have our banner advertising appear when an Internet user

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

performs a word or category search for "Internet Telephony" or related phrases on Yahoo! Additionally, our PC-to-phone service is integrated into the Yahoo! Yellow pages online directory. In fiscal 2000, we paid approximately $1,705,260 to Yahoo! pursuant to this agreement.

   On July 24, 2000, we entered into a three-year exclusive services and marketing agreement whereby Yahoo! has agreed to embed our Internet telephony software into the future versions of its Yahoo! Messenger software client and to use our network to carry traffic to and from its voice portal. Additionally, in October 2000, we announced that we will provide our voice-optimized IP network for voice transit through the Yahoo! network of properties. Under the terms of the agreement, Yahoo! will use our voice-over-IP network for its newest suite of voice services. Launched in October 2000, Yahoo! by Phone provides telephone and voice access to popular Yahoo! content, voice-mail and e-mail. Yahoo! has also agreed to do the following:

  . market and promote the combined Net2Phone Yahoo! services pursuant to a joint media plan;

  . market and promote a co-branded Net2Phone calling card;

  . allow us to market our products and services to users of Yahoo! voice portal; and

  . share advertising revenue with us from the voice portal.

Under the terms of this agreement, we are obligated to pay Yahoo! fees in consideration for our exclusivity throughout the Yahoo! network of properties, as well as commit to certain advertising media buys pursuant to the joint media plan. No payments were made pursuant to this agreement during fiscal 2000.

                                Facility Leases

   We have entered into leases for the use of our Newark, Hackensack and Piscataway facilities with corporations that are owned and/or controlled by Howard S. Jonas, a director and executive officer of IDT. Additionally, Mr. Jonas, together with a number of entities formed for the benefit of charities and members of his family, owns shares of IDT's capital stock that enable him to vote more than 50 percent of IDT's capital stock. As a result, he may be deemed to be the beneficial owner of the shares of Net2Phone capital stock owned by IDT. The Newark sublease from IDT for 520 Broad Street expires on May 31, 2010, with a monthly rent of $255,417.25. The Hackensack lease for 294 State Street expires on February 28, 2002 with a monthly rent of $5,600. We have also entered into a sublease with IDT for our Piscataway facility, which is leased by IDT from a corporation owned and controlled by Mr. Jonas. The Piscataway sublease expires in May of 2002, with monthly rent of $14,400.

                                 Officer Loans

   In May 1999, Howard S. Balter, Ilan M. Slasky, David Greenblatt, Martin Rothberg, H. Jeff Goldberg and Jonathan Reich, each an executive officer or director of Net2Phone during fiscal 2000, borrowed funds from us to purchase shares of our common stock upon the exercise of stock options. As of July 31, 2000, Messrs. Balter, Slasky, Greenblatt, Rothberg, Goldberg and Reich owed us $1,413,940, $300,503, $430,156, $256,896, $290,196, and $98,000, respectively.
The loans bear interest at the rate of 7.0% per annum, and will mature in May 2001. As a condition to receiving these loans, these officers surrendered their right to exercise 8,862, 2,160, 2,160, 2,160, 2,160, 600 and 270 immediately exercisable options, respectively.

   In September 2000, Clifford M. Sobel, Howard S. Balter, David Greenblatt, H. Jeff Goldberg, Martin Rothberg and Ilan S. Slasky, each an executive officer or director of Net2Phone during fiscal 2000, each purchased shares of restricted common stock of Adir Technologies, Inc., a majority-owned subsidiary of Net2Phone, in consideration for a note payable to Adir in the amount of $262,485, $163,966, $524,970, $787,455, $306,233 and $87,495, respectively.
Each note is partial recourse, secured with the shares of Adir common stock purchased by each officer or director and bears an interest rate of 6.33% per annum.

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

                          Transactions with Directors

   Net2Phone retained Courter, Korbert, Laufer & Cohen, Stern & Greenberg and Verner, Liipfert, Bernhard, McPherson & Hand, law firms to which James A. Courter, Stephen M. Greenberg and Harry C. McPherson are or were counsel, to perform certain legal services during fiscal year 2000. None of the fees paid from Net2Phone to each of these law firms for services were in excess of 5% of each firm's gross revenues during 2000.


                     STOCKHOLDER PROPOSALS AND NOMINATIONS


   Stockholder proposals for our 2001 Annual Meeting of Stockholders must be received at our principal executive offices by July 17, 2001, to be considered for inclusion in our proxy materials relating to such meeting.

   Stockholders may nominate directors or bring other business before the stockholders at the 2001 Annual Meeting of Stockholders by delivering written notice to our Secretary no later than September 30, 2001. Please note that this relates only to the matters you wish to bring before your fellow stockholders at the annual meeting. This is separate from the Securities and Exchange Commission's requirements to have your proposal included in our proxy statement.

   We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.


                                 OTHER MATTERS


   As of the date of this proxy statement, the Board of Directors does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

                                          NET2PHONE, INC.

                                          /s/Glenn J. Williams

                                          Glenn J. Williams
                                          Secretary and General Counsel
November 14, 2000

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

                                                                      APPENDIX A

                                NET2PHONE, INC.
           1999 AMENDED AND RESTATED STOCK OPTION AND INCENTIVE PLAN

                        (AS AMENDED ON NOVEMBER 6, 2000)

                     (Proposed change indicated in italics)

--------------------------------------------------------------------------------
1. Purpose; Types of Awards; Construction.

   The purpose of the Amended and Restated Net2Phone, Inc. 1999 Stock Option and Incentive Plan (the "Plan") is to provide incentives to executive officers, other key employees, directors and consultants of Net2Phone, Inc. (the "Company"), or any parent or subsidiary of the Company which now exists or here after is organized or acquired by the Company, to acquire a proprietary interest in the Company, to continue as officers, employees, directors or consultants, to increase their efforts on behalf of the Company and to promote the success of the Company's business. The provisions of the Plan are intended to satisfy the requirements of Section 16(b) of the Securities Exchange Act of 1934, as amended, and of Section 162(m) of the Internal Revenue Code of 1986, as amended, and shall be interpreted in a manner consistent with the requirements thereof.

2. Definitions.

   As used in this Plan, the following words and phrases shall have the meanings indicated:

     (a) "Agreement" shall mean a written agreement entered into between the Company and a Grantee in connection with an award under the Plan.

     (b) "Board" shall mean the Board of Directors of the Company.

     (c) "Change in Control" means a change in ownership or control of the Company effected through either of the following:

       (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) any corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common stock, or (D) any person who, immediately prior to the Initial Public Offering, owned more than 25% of the combined voting power of the Company's then outstanding voting securities), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities; or

       (ii) during any period of not more than two consecutive years, not including any period prior to the initial adoption of this Plan by the Board, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

     (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (e) "Committee" shall mean the Compensation Committee of the Board or such other committee as the Board may designate from time to time to administer the Plan.

     (f) "Common Stock" shall mean shares of common stock, par value $.01 per share, of the Company.

     (g) "Company" shall mean Net2Phone Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

     (h) "Continuous Service" means that the provision of services to the Company or a Related Entity in any capacity of officer, employee, director or consultant is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers between locations of the Company or among the Company, any Related Entity or any successor in any capacity of officer, employee, director or consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of officer, employee, director or consultant (except as otherwise provided in the applicable Agreement). An approved leave of absence shall include sick leave, maternity leave, military leave or any other authorized personal leave. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days unless reemployment upon expiration of such leave is guaranteed by statute or contract.

     (i) "Corporate Transaction" means any of the following transactions:

       (i) a merger or consolidation of the Company with any other corporation or other entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 80% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined in the Exchange Act) acquired 25% or more of the combined voting power of the Company's then outstanding securities; or

       (ii) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets (or any transaction having a similar effect).

     (j) "Disability" shall mean a Grantee's inability to perform his or her duties with the Company or any of its affiliates by reason of any medically determinable physical or mental impairment, as determined by a physicians elected by the Grantee and acceptable to the Company.

     (k) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

     (l) "Fair Market Value" per share as of a particular date shall mean(i) the closing sale price per share of common stock on the national securities exchange on which the common stock is principally traded for such date or the last preceding date on which there was a sale of such common stock on such exchange, as the Committee shall determine, or (ii) if the shares of common stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of common stock in such over-the-counter market for the last preceding date on which there was a sale of such common stock in such market, or (iii) if the shares of common stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine; provided, however, that the Fair Market Value per share on the date of the Initial Public Offering will equal the Initial Public Offering price per share or such other price that the Committee determines in its sole discretion.

     (m) "Grantee" shall mean a person who receives a grant of Options, Stock Appreciation Rights, Limited Rights or Restricted Stock under the Plan.

     (n) "IDT" shall mean IDT Corporation, a Delaware corporation, and any successor corporation thereto.

     (o) "Incentive Stock Option" shall mean any option intended to be, and designated as, an incentive stock option within the meaning of Section 422 of the Code.

     (p) "Initial Public Offering" shall mean the underwritten initial public offering of shares of common stock.

     (q) "Insider" shall mean a Grantee who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

     (r) "Limited Right" shall mean a limited stock appreciation right granted pursuant to Section 10.

     (s) "Non-Employee Director" means a member of the Board who is not an employee of the Company or any Related Entity.

     (t) "Nonqualified Stock Option" shall mean any option not designated as an Incentive Stock Option.

     (u) "Option" or "Options" shall mean a grant to a Grantee of an option or options to purchase shares of common stock.

     (v) "Option Agreement" shall have the meaning set forth in Section 6.

     (w) "Option Price" shall mean the exercise price of the shares of common stock covered by an Option.

     (x) "Parent" shall mean any company (other than the Company) in an unbroken chain of companies ending with the Company if, at the time of granting an award under the Plan, each of the companies other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

     (y) "Plan" means this Net2Phone, Inc. 1999 Stock Option and Incentive Plan, as amended from time to time.

      (z) "Related Entity" means any Parent, Subsidiary or any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a controlling ownership interest, directly or indirectly. IDT and each of its Subsidiaries shall be deemed to be a Related Entity.

       (aa) "Restricted Period" shall have the meaning set forth in Section
  11.

     (bb) "Restricted Stock" means shares of common stock issued under the Plan to a Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of refusal, repurchase provisions, forfeiture provisions and other terms and conditions as shall be determined by the Committee.

     (cc) "Retirement" shall mean a Grantee's retirement in accordance with the terms of any tax-qualified retirement plan maintained by the Company or any of its affiliates in which the Grantee participates.

     (dd) "Rule 16b-3" shall mean Rule 16b-3, as from time to time in effect, promulgated under the Exchange Act, including any successor to such Rule.

     (ee) "Stock Appreciation Right" shall mean the right, granted to a Grantee under Section 9, to be paid an amount measured by the appreciation in the Fair Market Value of a share of common stock from the date of grant to the date of exercise of the right, with payment to be made in cash or common stock as specified in the award or determined by the Committee.

     (ff) "Subsidiary" shall mean any company (other than the Company) in an unbroken chain of companies beginning with the Company if, at the time of granting an Option, each of the companies other than the last company in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

     (gg) "Tax Event" shall have the meaning set forth in Section 17.

     (hh) "Ten Percent Stockholder" shall mean a Grantee who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent(10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.

3. Administration.

   (a) The Plan shall be administered by the Committee, the members of which shall, except as may otherwise be determined by the Board, be "non-employee directors" under Rule 16b-3 and "outside directors" under Section 162(m) of the Code. Prior to the formation of the Committee, the Board shall exercise all powers of the Committee set forth herein.

   (b) The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options, Stock Appreciation Rights, Limited Rights and Restricted Stock; to determine which options shall constitute Incentive Stock Options and which Options shall constitute Nonqualified Stock Options; to determine which Options (if any) shall be accompanied by Limited Rights; to determine the purchase price of the shares of common stock covered by each option; to determine the persons to whom, and the time or times at which awards shall be granted; to determine the number of shares to be covered by each award; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Agreements (which need not be identical) and to cancel or suspend awards, as necessary; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

   (c) All decisions, determinations and interpretations of the Committee shall be final and binding on all Grantees of any awards under this Plan. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any award granted hereunder.

4. Eligibility.

   Awards may be granted to executive officers, other key employees, directors and consultants of the Company or of any Related Entity. In addition to any other awards granted to Non-Employee Directors hereunder, awards shall be granted to Non-Employee Directors pursuant to Section 14 hereof. In determining the persons to whom awards shall be granted and the number of shares to be covered by each award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5. Stock.

   (a) The maximum number of shares of common stock reserved for the grant of awards under the Plan shall be 16,940,000, subject to adjustment as provided in
Section 12 hereof. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company.

   (b) If any outstanding award under the Plan should, for any reason expire, be canceled or be forfeited (other than in connection with the exercise of a Stock Appreciation Right or a Limited Right), without having been exercised in full, the shares of common stock allocable to the unexercised, canceled or terminated portion of such award shall (unless the Plan shall have been terminated) become available for subsequent grants of awards under the Plan.

   (c) Except as the Committee may otherwise determine, in no event may a Grantee be granted during any calendar year Options to acquire more than 750,000 shares of common stock or more than 750,000 shares of Restricted Stock, in each case subject to adjustment as provided in Section 12 hereof.

6. Terms and Conditions of Options.

   (a) Option Agreement. Each Option granted pursuant to the Plan shall be evidenced by a written agreement between the Company and the Grantee (the "Option Agreement"), in such form and containing such terms and conditions as the Committee shall from time to time approve, which Option Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Option Agreement. For purposes of interpreting this Section 6, a director's service as a member of the Board shall be deemed to be employment with the Company.

   (b) Number of Shares. Each Option Agreement shall state the number of shares of common stock to which the Option relates.

   (c) Type of Option. Each Option Agreement shall specifically state that the Option constitutes an Incentive Stock Option or a Nonqualified Stock Option. In the absence of such designation, the Option will be deemed to be a Nonqualified Stock Option.

   (d) Option Price. Each Option Agreement shall state the Option Price, which, in the case of an Incentive Stock Option, shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of common stock covered by the Option on the date of grant. The Option Price shall be subject to adjustment as provided in Section 12 hereof.

   (e) Medium and Time of Payment. The Option Price shall be paid in full, at the time of exercise, in cash or in shares of common stock (whether then owned by the Grantee or issuable upon exercise of the Option) having a Fair Market Value equal to such Option Price or in a combination of cash and common stock, including a cashless exercise procedure through a broker-dealer; provided, however, that in the case of an Incentive Stock Option the medium of payment shall be determined at the time of grant and set forth in the applicable Option Agreement.

   (f) Term and Exercisability of Options. Each Option Agreement shall provide the exercise schedule for the Option as determined by the Committee, provided, that, the Committee shall have the authority to accelerate the exercisability of any outstanding option at such time and under such circumstances as it, in its sole discretion, deems appropriate. The exercise period will be ten (10) years from the date of the grant of the option unless otherwise determined by the Committee; provided, however, that in the case of an Incentive Stock Option, such exercise period shall not exceed ten (10) years from the date of grant of such Option. The exercise period shall be subject to earlier termination as provided in Sections 6(g) and 6(h) hereof. An Option may be exercised, as to any or all full shares of common stock as to which the Option has become exercisable, by written notice delivered in person or by mail to the Company's transfer agent or other administrator designated by the Company, specifying the number of shares of common stock with respect to which the Option is being exercised.

   (g) Termination. Except as provided in this Section 6(g) and in Section 6(h) hereof, an Option may not be exercised unless the Grantee is then in the employ of or maintaining a director or consultant relationship with the Company or a Related Entity (or a company or a Parent or Subsidiary of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies), and unless the Grantee has remained continuously so employed or in the director or consultant relationship since the date of grant of the Option. In the event that the employment or consultant relationship of a Grantee shall terminate (other than by reason of death, Disability or Retirement), all Options of such Grantee that are exercisable at the time of Grantee's termination may, unless earlier terminated in accordance with their terms, be exercised within three (3) months after the date of such termination (or such different period as the Committee shall prescribe).

   (h) Death, Disability or Retirement of Grantee. If a Grantee shall die while employed by, or maintaining a director or consultant relationship with, the Company or a Related Entity, or within thirty (30) days after the date of termination of such Grantee's employment, director or consultant relationship(or within such different period as the Committee may have provided pursuant to Section 6(g) hereof), or if the Grantee's employment, director or consultant relationship shall terminate by reason of Disability, all Options theretofore granted to such Grantee (to the extent otherwise exercisable) may, unless earlier terminated in accordance with their terms, be exercised by the Grantee or by the Grantee's estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by result of death or Disability of the Grantee, at any time within 180 days after the death or Disability of the Grantee (or such different period as the Committee shall prescribe). In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Grantee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option. In the event that the employment or consultant relationship of a Grantee shall terminate on account of such Grantee's Retirement, all Options of such Grantee that are exercisable at the time of such Retirement may, unless earlier terminated in accordance with their terms, be exercised at any time within one hundred eighty (180) days after the date of such Retirement (or such different period as the Committee shall prescribe). Unless otherwise provided in the applicable Agreement, in the case of awards granted to consultants who do not provide services to the Company or to a Related Entity on an ongoing basis, for the purpose of determining the rights of such consultant under the Plan, the Committee shall determine the date, if any, upon which the consultant's relationship with the Company or the Related Entity shall have been terminated.

   (i) Other Provisions. The Option Agreements evidencing awards under the Plan shall contain such other terms and conditions not inconsistent with the Plan as the Committee may approve.

7. Nonqualified Stock Options.

   Options granted pursuant to this Section 7 are intended to constitute Nonqualified Stock Options and shall be subject only to the general terms and conditions specified in Section 6 hereof.

8. Incentive Stock Options.

   Options granted pursuant to this Section 8 are intended to constitute Incentive Stock Options and shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in
Section 6 hereof:

     (a) Limitation on Value of Shares. To the extent that the aggregate Fair Market Value of shares of common stock subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Subsidiary) exceeds $100,000, such excess Options, to the extent of the shares covered thereby in excess of the foregoing limitation, shall be treated as Nonqualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the shares of common stock shall be determined as of the date that the Option with respect to such shares was granted.

     (b) Ten Percent Stockholder. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, (i) the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of common stock on the date of grant of such Incentive Stock Option, and (ii) the exercise period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.

9. Stock Appreciation Rights.

   The Committee shall have authority to grant a Stock Appreciation Right to the Grantee of any Option under the Plan with respect to all or some of the shares of common stock covered by such related Option. A Stock Appreciation Right shall, except as provided in this Section 9 or as may be determined by the Committee, be subject to the same terms and conditions as the related Option. Each Stock Appreciation Right granted pursuant to the Plan shall be evidenced by a written Agreement between the Company and the Grantee in such form as the Committee shall from time to time approve, which Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Agreement:

     (a) Time of Grant. A Stock Appreciation Right may be granted either at the time of grant of the related option, or at any time thereafter during the term of the Option; provided, however that Stock Appreciation Rights related to Incentive Stock Options may only be granted at the time of grant of the related Option.

     (b) Payment. A Stock Appreciation Right shall entitle the holder thereof, upon exercise of the Stock Appreciation Right or any portion thereof, to receive payment of an amount computed pursuant to Section 9(d).

     (c) Exercise. A Stock Appreciation Right shall be exercisable at such time or times and only to the extent that the related Option is exercisable, and will not be transferable except to the extent the related option may be transferable. A Stock Appreciation Right granted in connection with an Incentive Stock Option shall be exercisable only if the Fair Market Value of a share of common stock on the date of exercise exceeds the purchase price specified in the related Incentive Stock Option. Unless otherwise approved by the Committee, no Grantee shall be permitted to exercise any Stock Appreciation Right (i) until six (6) months have elapsed from the date of grant or (ii) during the period beginning two weeks prior to the end of each of the Company's fiscal quarters and ending on the second business day following the day on which the Company releases to the public a summary of its fiscal results for such period.

     (d) Amount Payable. Upon the exercise of a Stock Appreciation Right, the Optionee shall be entitled to receive an amount determined by multiplying
  (i)the excess of the Fair Market Value of a share of common stock on the date of exercise of such Stock Appreciation Right over the Option Price of the related Option, by (ii) the number of shares of common stock as to which such Stock Appreciation Right is being exercised.

     (e) Treatment of Related Options And Stock Appreciation Rights Upon Exercise. Upon the exercise of a Stock Appreciation Right, the related Option shall be canceled to the extent of the number of shares of common stock as to which the Stock Appreciation Right is exercised. Upon the exercise or surrender of an option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of shares of common stock as to which the Option is exercised or surrendered.

     (f) Method of Exercise. Stock Appreciation Rights shall be exercised by a Grantee only by a written notice delivered to the Company in accordance with procedures specified by the Company from time to time. Such notice shall state the number of shares of common stock with respect to which the Stock Appreciation Right is being exercised. A Grantee may also be required to deliver to the Company the underlying Agreement evidencing the Stock Appreciation Right being exercised and any related Option Agreement so that a notation of such exercise may be made thereon, and such Agreements shall then be returned to the Grantee.

     (g) Form of Payment. Payment of the amount determined under Section 9(d)may be made solely in whole shares of common stock in a number based upon their Fair Market Value on the date of exercise of the Stock Appreciation Right or, alternatively, at the sole discretion of the Committee, solely in cash, or in a combination of cash and shares of common stock as the Committee deems advisable. If the Committee decides to make full payment in shares of common stock, and the amount payable results in a fractional share, payment for the fractional share will be made in cash.

10. Limited Stock Appreciation Rights.

   The Committee shall have authority to grant a Limited Right to the Grantee of any Option under the Plan with respect to all or some of the shares of common stock covered by such related Option. Each Limited Right granted pursuant to the Plan shall be evidenced by a written Agreement between the Company and the Grantee, in such form as the Committee shall from time to time approve, which Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Agreement:

     (a) Time Of Grant. A Limited Right granted in tandem with a Nonqualified Stock Option may be granted either at the time of grant of the related Option or any time thereafter during its term. A Limited Right granted in tandem with an Incentive Stock Option may only be granted at the time of grant of the related Option.

     (b) Exercise. A Limited Right may be exercised only (i) during the ninety-day period following the occurrence of a Change in Control or
  (ii)immediately prior to the effective date of a Corporate Transaction. Each Limited Right shall be exercisable only if, and to the extent that, the related Option is exercisable and, in the case of a Limited Right granted in tandem with an Incentive Stock Option, only when the Fair Market Value per share of common stock exceeds the Option Price per share. Notwithstanding the provisions of the two immediately preceding sentences (or unless otherwise approved by the Committee), a Limited Right granted to a Grantee who is an Insider must be (x)held by the Insider for at least six
  (6) months from the date of grant of the Limited Right before it becomes exercisable and (y) automatically paid out in cash to the Insider upon the occurrence of a Change in Control or a Corporate Transaction (provided such six (6) month holding period requirement has been met).

     (c) Amount Payable. Upon the exercise of a Limited Right, the Grantee thereof shall receive in cash whichever of the following amounts is applicable:

     (i) in the case of the realization of Limited Rights by reason of an acquisition of common stock described in clause (i) of the definition of "Change in Control" (Section 2(c) above), an amount equal to the Acquisition Spread as defined in Section 10(d)(ii) below; or

     (ii) in the case of the realization of Limited Rights by reason of stockholder approval of an agreement or plan described in clause (i) of the definition of "Corporate Transaction" (Section 2(j) above), an amount equal to the Merger Spread as defined in Section 10(d)(iv) below; or

     (iii) in the case of the realization of Limited Rights by reason of the change in composition of the Board described in clause (ii) of the definition of "Change in Control" or stockholder approval of a plan or agreement described in clause (ii) of the definition of Corporate Transaction, an amount equal to the Spread as defined in Section 10(d)(v) below.

   Notwithstanding the foregoing provisions of this Section 10(c) (or unless otherwise approved by the Committee), in the case of a Limited Right granted in respect of an Incentive Stock Option, the Grantee may not receive an amount in excess of the maximum amount that will enable such option to continue to qualify under the Code as an Incentive Stock Option.

     (d) Determination of Amounts Payable. The amounts to be paid to a Grantee pursuant to Section 10(c) shall be determined as follows:

       (i) The term "Acquisition Price per Share" as used herein shall mean, with respect to the exercise of any Limited Right by reason of an acquisition of common stock described in clause (i) of the definition of Change in Control, the greatest of (A) the highest price per share shown on the Statement on Schedule 13D or amendment thereto filed by the holder of 25% or more of the voting power of the Company that gives rise to the exercise of such Limited Right, (B) the highest price paid in any tender or exchange offer which is in effect at any time during the ninety-day period ending on the date of exercise

       (ii) of the Limited Right, or (C) the highest Fair Market Value per share of common stock during the ninety-day period ending on the date the Limited Right is exercised.

       (iii) The term "Acquisition Spread" as used herein shall mean an amount equal to the product computed by multiplying (A) the excess of
    (1) the Acquisition Price per Share over (2) the Option

    Price per share of common stock at which the related option is exercisable, by (B) the number of shares of common stock with respect to which such Limited Right is being exercised.

       (iv) The term "Merger Price per Share" as used herein shall mean, with respect to the exercise of any Limited Right by reason of stockholder approval of an agreement described in clause (i) of the definition of Corporate Transaction, the greatest of (A) the fixed or formula price for the acquisition of shares of common stock specified in such agreement, if such fixed or formula price is determinable on the date on which such Limited Right is exercised, (B) the highest price paid in any tender or exchange offer which is in effect at any time during the ninety- day period ending on the date of exercise of the Limited Right, (C) the highest Fair Market Value per share of common stock during the ninety-day period ending on the date on which such Limited Right is exercised.

       (v) The term "Merger Spread" as used herein shall mean an amount equal to the product computed by multiplying (A) the excess of (1) the Merger Price per Share over (2) the Option Price per share of common stock at which the related Option is exercisable, by (B) the number of shares of common stock with respect to which such Limited Right is being exercised.

       (vi) The term "Spread" as used herein shall mean, with respect to the exercise of any Limited Right by reason of a change in the composition of the Board described in clause (ii) of the definition of Change in Control or stockholder approval of a plan or agreement described in clause (ii) of the definition of Corporate Transaction, an amount equal to the product computed by multiplying (i) the excess of
    (A) the greater of (1) the highest price paid in any tender or exchange offer which is in effect at any time during the ninety-day period ending on the date of exercise of the Limited Right or (2) the highest Fair Market Value per share of common stock during the ninety-day period ending on the date the Limited Right is exercised over (B) the Option Price per share of common stock at which the related Option is exercisable, by (ii) the number of shares of common stock with respect to which the Limited Right is being exercised.

     (e) Treatment of Related Options and Limited Rights Upon Exercise. Upon the exercise of a Limited Right, the related Option shall cease to be exercisable to the extent of the shares of common stock with respect to which such Limited Right is exercised but shall be considered to have been exercised to that extent for purposes of determining the number of shares of common stock available for the grant of further awards pursuant to this Plan. Upon the exercise or termination of a related Option, the Limited Right with respect to such related Option shall terminate to the extent of the shares of common stock with respect to which the related Option was exercised or terminated.

     (f) Method of Exercise. To exercise a Limited Right, the Grantee shall(i) deliver written notice to the Company specifying the number of shares of common stock with respect to which the Limited Right is being exercised, and(ii) if requested by the Committee, deliver to the Company the Agreement evidencing the Limited Rights being exercised and, if applicable, the Option Agreement evidencing the related Option; the Company shall endorse thereon a notation of such exercise and return such Agreements to the Grantee. The date of exercise of a Limited Right that is validly exercised shall be deemed to be the date on which there shall have been delivered the instruments referred to in the first sentence of this paragraph (f)

11. Restricted Stock.

   The Committee may award shares of Restricted Stock to any eligible employee or consultant. Each award of Restricted Stock under the Plan shall be evidenced by a written Agreement between the Company and the Grantee, in such form as the Committee shall from time to time approve, which Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Agreement:

     (a) Number of Shares. Each Agreement shall state the number of shares of Restricted Stock to be subject to an award.

     (b) Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine from the date on which the award is granted (the "Restricted Period"). The Committee may also impose such additional or alternative restrictions and conditions on the shares as it deems appropriate including the satisfaction of performance criteria. Such performance criteria may include sales, earnings before interest and taxes, return on investment, earnings per share, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Committee. Certificates for shares of stock issued pursuant to Restricted Stock awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares of stock in contravention of such restrictions shall be null and void and without effect. During the Restricted Period, such certificates shall be held in escrow by an escrow agent appointed by the Committee. In determining the Restricted Period of an award, the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded shares on successive anniversaries of the date of such award.

     (c) Forfeiture. Subject to such exceptions as may be determined by the Committee, if the Grantee's continuous employment or consultant relationship with the Company or a Related Entity shall terminate for any reason prior to the expiration of the Restricted Period of an award, any shares remaining subject to restrictions (after taking into account the provisions of Subsection (e) of this Section 11) shall thereupon be forfeited by the Grantee and transferred to, and retired by, the Company without cost to the Company or such Related Entity.

     (d) Ownership. During the Restricted Period the Grantee shall possess all incidents of ownership of such shares, subject to Subsection (b) of this Section 11, including the right to receive dividends with respect to such shares and to vote such shares.

     (e) Accelerated Lapse of Restrictions. Upon the occurrence of any of the events specified in Section 13 (and subject to the conditions set forth therein), all restrictions then outstanding on any shares of Restricted Stock awarded under the Plan shall lapse as of the applicable date set forth in Section 13. The Committee shall have the authority (and the Agreement may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of the Restricted Period with respect to any or all of the shares of Restricted Stock awarded on such terms and conditions as the Committee shall deem appropriate.

12. Effect of Certain Changes.

   (a) Adjustments Upon Changes in Capitalization. In the event of any extraordinary dividend, stock dividend (including a spin-off or split-off of a Subsidiary), recapitalization, merger, consolidation, stock split, warrant or rights issuance, or combination or exchange of such shares, or other similar transactions, the Committee shall equitably adjust (i) the maximum number of Options or shares of Restricted Stock that may be awarded to a Grantee in any calendar year (as provided in Section 5 hereof), (ii) the number of shares of common stock available for awards under the Plan, (iii) the number of such shares covered by outstanding awards and/or (iv) the price per share of Options or the applicable market value of Stock Appreciation Rights or Limited Rights, in each such case so as to reflect such event and preserve the value of such awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

   (b) Change in Common Stock. In the event of a change in the common stock of the Company as presently constituted that is limited to a change of all of its authorized shares of common stock into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the common stock within the meaning of the Plan.

13 Corporate Transaction.

   Unless otherwise provided in the applicable Agreement, in the event of a Corporate Transaction, each award which is at the time outstanding and unexercised under the Plan shall automatically terminate and, in the case of an award of Restricted Stock, shall be released from any restrictions on transfer and repurchase or forfeiture rights, immediately prior to the specified effective date of such Corporate Transaction. However, all such awards shall not terminate if the awards are, in connection with the Corporate Transaction, assumed by the successor corporation or Parent thereof.

14. Non-Employee Director Options.

   The provisions of this Section 14 shall apply only to certain grants of Options to Non-Employee Directors, as provided below. Except as set forth in this Section 14, the other provisions of the Plan shall apply to grants of Options to Non-Employee Directors to the extent not inconsistent with this Section. For purposes of interpreting Section 6 of the Plan, a Non-Employee Director's service as a member of the Board shall be deemed to be employment with the Company.

   (a) General. Non-Employee Directors shall receive Nonqualified Stock Options in accordance with this Section 14. The Option Price per share of common stock purchasable under Options granted to Non-Employee Directors shall be the Fair Market Value of a share on the date of grant. Options granted pursuant to this
Section 14 shall be subject to the terms of such section and shall not be subject to discretionary acceleration of exercisability by the Committee.

   (b) Initial Grants. On the date of the Initial Public Offering, each Non-Employee Director will be granted automatically, without action by the Committee, an Option to purchase 10,000 shares of common stock. The Option Price shall equal the offering price of the common stock in connection with the Initial Public Offering.

   (c) Subsequent Grants. Each person who, after the Initial Public Offering, becomes a Non-Employee Director for the first time, will, at the time such director is elected and duly qualified, be granted automatically, without action by the Committee, an Option to purchase 10,000 shares of common stock. The Option Price shall equal the Fair Market Value of the common stock as of the date of grant.

   (d) Annual Grants. On each anniversary date of a Non-Employee Director's initial election to the Board, such Non-Employee Director will be granted automatically, without action by the Committee, an Option to purchase 10,000 shares of common stock. The Option Price shall equal the Fair Market Value of the common stock as of the date of grant.

   (g) Vesting. Each option granted under this Section 14 shall be fully exercisable on the date of grant. Sections 6(f), 6(g) and 6(h) hereof shall not apply to Options granted to Non-Employee Directors.

   (f) Duration. Each Option granted to a Non-Employee Director shall expire on the first to occur of (i) the tenth anniversary of the date of grant of the Option, (ii) the first anniversary of the Non-Employee Director's termination of service as a member of the Board other than for Cause or (iii)three months following the Non-Employee Director's removal from the Board for Cause. The Committee may not provide for an extended exercise period beyond the periods set forth in this Section 14.l

   (l) Definition of "cause." For purposes of this Section 14, "cause" shall mean the termination of service as a member of the Board by a Non-Employee Director due to any act of (i) fraud or intentional misrepresentation,
(ii)embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Subsidiary, or (iii) any other act deemed by the Board to be detrimental to the Company.

15. Period During which Awards May Be Granted.

   Awards may be granted pursuant to the Plan from time to time within a period of ten (10) years from April 27, 1999, the date the Plan was initially adopted by the Board.

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16. Transferability of Awards.

   (a) Incentive Stock Options (and any Stock Appreciation Rights related thereto) may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by the laws of descent and distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee or his or her guardian or legal representative.

   (b) Nonqualified Stock Options (together with any Stock Appreciation Rights or Limited Rights related thereto) shall be transferable in the manner and to the extent acceptable to the Committee, as may be evidenced by a writing signed by the Company and the Grantee, or in such other matter as the Committee shall provide. Notwithstanding the transfer by a Grantee of a Nonqualified Stock Option, the Grantee will continue to remain subject to the withholding tax requirements set forth in Section 17 hereof.

   (c) The terms of any award granted under the Plan, including the transferability of any such award, shall be binding upon the executors, administrators, heirs and successors of the Grantee.

17.  Agreement by Grantee regarding Withholding Taxes.

   If the Committee shall so require, as a condition of exercise of an Option, Stock Appreciation Right or Limited Right or the expiration of a Restricted Period (each, a "Tax Event"), each Grantee shall agree that no later than the date of the Tax Event, the Grantee will pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the Tax Event. Alternatively, the Committee may provide that a Grantee may elect, to the extent permitted or required by law, to have the Company deduct federal, state and local taxes of any kind required by law to be withheld upon the Tax Event from any payment of any kind due to the Grantee. The withholding obligation may be satisfied by the withholding or delivery of common stock.

18. Rights as a Stockholder.

   Except as provided in Section 11(d) hereof, a Grantee or a transferee of an award shall have no rights as a stockholder with respect to any shares covered by the award until the date of the issuance of a stock certificate to him or her for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 12(a) hereof.

19. No Rights to Employment.

   Nothing in the Plan or in any award granted or Agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of, or in a consultant relationship with, the Company or any Related Entity or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement or to interfere with or limit in any way the right of the Company or any such Related Entity to terminate such Grantee's employment. Awards granted under the Plan shall not be affected by any change in duties or position of a Grantee as long as such Grantee continues to be employed by, or in a consultant relationship with, the Company or any Related Entity.

20. Beneficiary.

   A Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee's estate shall be deemed to be the Grantee's beneficiary.

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21. Stockholder Approval; Amendment and Termination of the Plan.

   (a) Stockholder Approval. The Plan initially became effective when adopted by the Board and stockholders of the Company on April 27, 1999 and shall terminate on the tenth anniversary of such date. This amendment and restatement of the Plan became effective upon its adoption by the Board on May 17, 1999.

   (b) Amendment and Termination of the Plan. The Board at any time and from time to time may suspend, terminate, modify or amend the Plan; however, unless otherwise determined by the Board, an amendment that requires stockholder approval in order for the Plan to continue to comply with Rule 16b-3 or any other law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders. Except as provided in
Section 12(a) hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any award previously granted, unless the written consent of the Grantee is obtained.

22. Governing Law.

   The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware.

                                   * * * * *

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